Exhibit 10.3

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 13, 2021, is entered into by and among BRIDGEBIO PHARMA, INC., a Delaware corporation (“New Parent”), BRIDGEBIO PHARMA LLC, a Delaware limited liability company (“Parent”), BRIDGEBIO SERVICES INC., a Delaware corporation (“Services Company”), SUB20, INC., a Delaware corporation (“Sub20”, and together with New Parent, Parent, Services Company and each other Person party thereto from time to time as borrower, from time to time, collectively, “Borrowers”, and each, a “Borrower”), and the several banks and other financial institutions or entities party thereto as Lender, constituting the Required Lenders and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for Lender (in such capacity, “Agent”).

A.Parent, Services Company, Lender and Agent are parties to that certain Loan and Security Agreement, dated as of June 19, 2018, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 28, 2018, further amended by that certain Second Amendment to Loan and Security Agreement, dated as of May 17, 2019, further amended by that certain Third Amendment to Loan and Security Agreement, dated as of March 2, 2020, further amended by that certain Fourth Amendment to Loan and Security Agreement, dated as of April 27, 2020 and further amended by that certain Fifth Amendment to Loan and Security Agreement, dated as of January 25, 2021 (the “Existing Loan Agreement”; and the Existing Loan Agreement, as amended by this Amendment and as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

B.Borrowers, Lender and Agent desire to modify the terms of the Existing Loan Agreement as set forth in this Amendment.

SECTION 1Definitions; Interpretation.

(a)Terms Defined in Loan Agreement.  All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b)Rules of Construction.  The rules of construction that appear in the last paragraph of Section 1.1 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2Amendments to the Loan Agreement.

(a)Upon satisfaction of the conditions set forth in Section 3 hereof, the Existing Loan Agreement is hereby amended as follows:

(i)Exhibit A attached hereto sets forth a clean copy of the Loan Agreement as amended hereby;

(ii)In Exhibit B hereto, deletions of the text in the Existing Loan Agreement (including, to the extent included in such Exhibit B, each Schedule or Exhibit to the Existing Loan Agreement) are indicated by ~~struck-through text~~, and insertions of text are indicated by bold, double-underlined text.

(b)References Within Existing Loan Agreement.  Each reference in the Existing Loan Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Existing Loan Agreement as amended by this Amendment.  This Amendment shall be a Loan Document.

[***] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

SECTION 3Conditions of Effectiveness.  The effectiveness of Section 2 of this Amendment shall be subject to Agent’s receipt of the following documents, in form and substance satisfactory to Agent, or, as applicable, the following conditions being met:

(a)this Amendment, executed by Agent, Lender and Borrowers;

(b)a duly executed certificate of an officer of each Borrower certifying and attaching copies of (A) the Charter, certified as of a recent date by the jurisdiction of organization of such Borrower and as in effect as of the Sixth Amendment Effective Date; (B) the bylaws, operating agreement or similar governing document of such Borrower, as in effect as of the Sixth Amendment Effective Date; (C) resolutions of such Borrower’s Board evidencing approval of this Amendment and the Advance to be made on the Sixth Amendment Effective Date, as such resolutions remain in full force and effect as of the Sixth Amendment Effective Date; (D) resolutions of the holders of such Borrower’s Equity Interests in connection with the execution and delivery of this Amendment and the Advance to be made on the Sixth Amendment Effective Date, as the same are in full force and effect as of the Sixth Amendment Effective Date, to the extent required by the applicable Organizational Documents; and (E) a schedule setting forth the name, title and specimen signature of officers or other authorized signers on behalf of each Borrower; and

(c)a certificate of good standing for each Borrower from its jurisdiction of organization.

SECTION 4Representations and Warranties.  To induce Agent and Lender to enter into this Amendment, each Borrower hereby confirms, as of the date hereof, that the representations and warranties made by it in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and that any representations and warranties made as of a specific date are only true and correct in all material respects as of such date, and that no Event of Default has occurred and is continuing.

SECTION 5Miscellaneous.

(a)Loan Documents Otherwise Not Affected; Reaffirmation.  Except as expressly amended pursuant hereto or referenced herein, the Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.  Lender’s and Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.  Each Borrower hereby reaffirms the security interest granted pursuant to the Loan Documents and hereby reaffirms that such grant of security in the Collateral as granted as of the Closing Date continues without novation and secures all Secured Obligations under the Loan Agreement and the other Loan Documents.

(b)Conditions.  For purposes of determining compliance with the conditions specified in Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

(c)Release.  In consideration of the agreements of Agent and Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever

2

of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.  Each Borrower waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.  Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.  The provisions of this section shall survive payment in full of the Secured Obligations, full performance of all the terms of this Amendment and the other Loan Documents.

(d)No Reliance.  Each Borrower hereby acknowledges and confirms to Agent and Lender that such Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e)Costs and Expenses.  Each Borrower agrees to pay to Agent on the date hereof the reasonable out-of-pocket costs and expenses of Agent and Lender party hereto, and the fees and disbursements of counsel to Agent and Lender party hereto in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith on the date hereof.

(f)Binding Effect.  This Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g)Governing Law.  This Amendment and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(h)Complete Agreement; Amendments.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

(i)Severability of Provisions.  Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

(j)Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(k)Loan Documents. This Amendment shall constitute a Loan Document.

3

(l)Electronic Execution of Certain Other Documents.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[remainder of page intentionally left blank]

4

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWERS:

BRIDGEBIO PHARMA, INC.

Signature:	/s/ Neil Kumar

Print Name:	Neil Kumar

Title:	President and Chief Executive Officer

BRIDGEBIO PHARMA LLC

Signature:	/s/ Neil Kumar

Print Name:	Neil Kumar

Title:	President and Chief Executive Officer

BRIDGEBIO SERVICES INC.

Signature:	/s/ Neil Kumar

Print Name:	Neil Kumar

Title:	President and Chief Executive Officer

SUB20, INC.

Signature:	/s/ Michael Pettigrew

Print Name:	Michael Pettigrew

Title:	President and Chief Executive Officer

[SIGNATURES CONTINUE ON THE NEXT PAGE]

[Signature Page to Fifth Amendment to Loan and Security Agreement]

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Zhuo Huang

Print Name:	Zhuo Huang

Title:	Associate General Counsel

LENDER:

HERCULES CAPITAL, INC.

Signature:	/s/ Zhuo Huang

Print Name:	Zhuo Huang

Title:	Associate General Counsel

[Signature Page to Fifth Amendment to Loan and Security Agreement]

EXHIBIT A

(See Attached)

EXHIBIT B

(See Attached)

Conformed Through:

Sixth Amendment 4/13/21; Fifth Amendment (1/25/21);

Fourth Amendment (4/27/20); Third Amendment (3/2/20);

Second Amendment (5/17/19); First Amendment (12/28/18)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of June 19, 2018 and is entered into by and among BRIDGEBIO PHARMA, INC., a Delaware corporation (“New Parent”), BridgeBio Pharma LLC, a Delaware limited liability company (“Parent”), BridgeBio Services Inc., a Delaware corporation (“Services Company”), SUB20, INC., a Delaware corporation (“Sub20”, and together with New Parent, Parent, Services Company and each other Person party hereto from time to time as a borrower, collectively, “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, “Lender”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for Lender (in such capacity, “Agent”).

RECITALS

A.Borrowers have requested Lender to make available to Borrowers one or more term loans in an aggregate principal amount of up to $210,000,000; and

B.Lender is willing to make such term loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrowers, Agent and Lender agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among Agent, a Borrower and a third party bank or other institution (including a Securities Intermediary) in which such Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop, license or sell (in each case, including through licensing), any product, product line, royalty rights or Intellectual Property of or from any other Person.

“Additional Clinical Advancements” means each of the following:

(a)[***]

(b)[***]

(c)[***]

(d)[***]

(e)[***]

(f)[***]

(g)[***]

“Advance” means the Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for Advance submitted by Borrower Representative to Agent in substantially the form of Exhibit A.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question.  As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  If not otherwise specified or required by the context, “Affiliate” shall refer to an Affiliate of a Borrower.

“Agent” has the meaning given to such term in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Amortization Date” means June 1, 2024, provided that, so long as no Default or Event of Default has occurred and is continuing, if Borrower achieves, on or before May 15, 2024, the Performance Milestone, subject to verification by Agent (including supporting documentation requested by Agent), the Amortization Date shall be extended to June 1, 2025.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti‑Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Assignee” has the meaning given to it in Section 11.13.

“ATTR-CM” means transthyretin amyloid cardiomyopathy.

[***]

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board” means, with respect to any Person that is a corporation, its board of directors, with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body, and with respect to any other Person that is a legal entity, such Person’s governing body in accordance with its Organizational Documents. “Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrower Representative” means BridgeBio Pharma, Inc.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Cash Interest Reduction Amount” has the meaning set forth in the Term Loan Cash Interest Rate definition.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, and merchant services.

“Cash Payment Conditions” means, with respect to any cash payment made under a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by New Parent (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), satisfaction of each of the following events at the time of such payment: (a) no Default or Event of Default shall exist or result therefrom, and (b) Borrower’s Unrestricted Cash shall be no less than 150% of the outstanding Secured Obligations.

“Cash Settlement Conditions” means, with respect to the settlement by New Parent of any conversion of any Permitted Convertible Debt, satisfaction of each of the following events at the time of the delivery of the conversion consideration: (a) no Default or Event of Default shall exist or result therefrom, and (b) Borrower’s Unrestricted Cash shall be no less than 150% of the outstanding Secured Obligations.

“Change in Control” means a transaction or series of related transactions (i) pursuant to which, or as a result of which, a single Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) acquires or holds equity interests of New Parent representing (A) a majority of the outstanding voting securities (in each case excluding any unvested voting securities that would not become vested voting securities as a result of such transaction, whether pursuant to the terms of such unvested voting securities, by Board action or otherwise), or (B) the right to receive a majority of the proceeds in a final liquidation, dissolution or termination, voluntary or involuntary, of New Parent, or (ii) resulting in Parent, Services Company or any other Subsidiary that is a Borrower ceasing to be a wholly-owned Subsidiary of a Borrower.  Notwithstanding the foregoing, a “Change in Control” shall not include any Permitted Transfer.  “Charter” means, with respect to any Person, such Person’s formation documents, as in effect from time to time.

“Claims” has the meaning given to it in Section 11.10(a).

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the property described in Section 3.1.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit F

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.  For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered a Contingent Obligation of Borrower.

“Controlled Account” means a Deposit Account or account in which Investment Property is maintained that is subject to an Account Control Agreement in favor of Agent in form and substance reasonably satisfactory to Agent.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by a Borrower or in which a Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Default” means any event, occurrence or condition which is, or with the giving of any notice, the passage of time, or both, could reasonably be expected to result in an Event of Default.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Discretionary Advance” has the meaning set forth in Section 2.1(a)(viii).

“Due Diligence Fee” means $25,000, which fee has been paid to Agent prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Eidos” means Eidos Therapeutics, Inc.

“Eidos Loan Agreement” means that certain Loan and Security Agreement, dated as of November 13, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Silicon Valley Bank, a California corporation, Hercules Capital, Inc. and Eidos.

[***]

“End of Term Charges” has the meaning given to it in Section 2.5(c).

“Equity Cash Payment Conditions” means, with respect to a given Equity Cash Payment Transaction, in each case measured immediately before and immediately after giving effect to  any Cash payments to be made in connection with such Equity Cash Payment Transaction:  (a) no Event of Default shall have occurred and be continuing and (b) if Cash payments made by Borrower are greater than $75,000,000 in the aggregate in any fiscal year in connection with any Equity Cash Payment Transaction, Borrower shall have Qualified Cash in an amount greater than or equal to 200% of the then-outstanding Secured Obligations.

“Equity Cash Payment Transaction” means any transaction or series of related transactions whereby any Cash, cash equivalents or other immediately available funds are distributed, exchanged, redeemed, deposited, paid, settled or otherwise transferred for, on account of, or in connection with the ownership of any Equity Interests or other ownership rights in any capital stock, joint venture or similar interests, including without limitation in connection with any Permitted Investments, Permitted Indebtedness or any transaction permitted under Section 7.7 of this Agreement.

“Equity Cure Investment” means any Investment by a Borrower in a Platform Company or Subsidiary thereof, whether directly or indirectly through an Affiliate or another Platform Company, if (i) immediately prior to the consummation of such Investment, an event of default has occurred and is continuing pursuant to the terms of any secured loan facility to which such Platform Company or Subsidiary is a party, which could result in the acceleration of Indebtedness of such Platform Company in excess of $500,000 or more, and (ii) immediately after the making of such Investment, such event of default will be cured or waived.

“Equity Documents” means any agreement entered into in connection with an equity financing or otherwise among holders of the Equity Interests of a Person or otherwise binding upon the holders of the Equity Interests of such Person.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Excluded Accounts” means Deposit Accounts (i) established in the ordinary course of business and used exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of employees of Borrower, provided that the aggregate balance maintained in such Deposit Accounts shall not exceed the amount to be paid for the following four payroll periods at any time, (ii) used exclusively as escrow, fiduciary, withholding, tax payment or trust accounts, (iii) used exclusively to maintain Cash subject to a Lien permitted pursuant to the defined term “Permitted Liens”, (iv) that is a deposit account subject to a zero dollar balance, and (v) that do not at any time have Cash, investment property or other amounts on deposit therein in excess of $500,000 individually or $1,000,000 in the aggregate for all such accounts, provided that, in each case, any Excluded Account shall be identified to Agent in writing;

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii)

that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date that (i) such Lender acquires such interest in the Loan or Term Commitment or (ii) such Lender changes its lending office, except in each case to the extent, pursuant to Section 2.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any withholding Taxes imposed under FATCA, and (d) Taxes attributable to such Recipient’s failure to comply with Section 2.9(d).

“Facility Charge” means, collectively, (i) $350,000, due on the Closing Date (which has been paid prior to the First Amendment Effective Date), (ii) $100,000, due on the First Amendment Effective Date (which has been paid prior to the Second Amendment Effective Date), and (iii) $200,000, due on the Second Amendment Effective Date (which has been paid prior to the Third Amendment Effective Date).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code

“FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions and jurisdiction.

“Fifth Amendment Effective Date” means January 25, 2021.

“Financial Statements” has the meaning given to it in Section 7.1.

“First Amendment Effective Date” means December 28, 2018.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Fourth Amendment Effective Date” means April 27, 2020.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, as determined under GAAP, and (d) all Contingent Obligations.  For the avoidance of doubt no Permitted Warrant Transaction shall be considered Indebtedness of New Parent.

“Indemnified Person” shall have the meaning set forth in Section 6.13.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” means all of each Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; each Borrower’s applications therefor and reissues, extensions, or renewals thereof; and each Borrower’s goodwill associated with any of the foregoing, together with each Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of any material asset or property of another Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Joinder Agreements” means a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to such term in the preamble to this Agreement.

“Liabilities” shall have the meaning given to such term in Section 6.3.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Term Note (if any), the ACH Authorization, the Account Control Agreements, any Joinder Agreements, all UCC Financing Statements, and any other documents executed in connection with the Secured Obligations and the security interest granted in connection therewith, or delivered pursuant to this Agreement or any of the foregoing Loan Documents, in each case, as the same may from time to time be amended, modified, supplemented or restated, but in each case excluding ministerial notices or ordinary course communications.

“Market Capitalization” means, as of any date of determination, the product of (a) the number of shares of New Parent’s common stock publicly disclosed in the most recent filing of New Parent with the United States Securities Exchange Commission as outstanding as of such date of determination and (b) the closing price of New Parent’s common stock (as quoted on Bloomberg L.P.’s page or any successor page thereto of Bloomberg L.P. or if such page is not available, any other commercially available source providing quotations of such closing price as designated by Agent from time to time) on such date of determination.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrowers and each of its Subsidiaries taken as a whole; or (ii) the ability of Borrowers to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens except, in the case of clauses (ii) or (iii), to the extent resulting from an action or failure to act by the Agent or Lender.

“Maturity Date” means May 1, 2025, provided that if Borrower achieves the Performance Milestone on or before April 15, 2025, the Maturity Date shall be May 1, 2026.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“MOCD” means molybdenum cofactor deficiency, Type A.

“Net Cash Proceeds” means the amount of all Cash proceeds (including deferred compensation) received (directly or indirectly) by or on behalf of a Borrower (if on behalf, then for the account of such Borrower), or distributable to a Borrower (to the extent such proceeds which are distributable are not distributed at the direction of such Borrower or as a result of such Borrower voting Equity Interests owned in favor of any corporate action that would result in such proceeds not being actually distributed), from time to time, as a result of a Prepayment Event, after deducting therefrom, without duplication, (x) reasonable fees, commissions, expenses and other direct costs related thereto and required to be paid or payable by such Borrower (or the applicable Platform Company or its applicable Subsidiary) in connection with such Prepayment Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (y) Taxes paid, payable, or determined by such Borrower to be payable or attributable for payment in connection with such transaction to any taxing authorities by such Borrower (or the applicable Platform Company or its applicable Subsidiary), to the extent then paid or payable and reasonably attributable to such transaction, and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds, and (z) any cash reserves required to be maintained by such Borrower (or the applicable Platform Company or its applicable Subsidiary) in connection with such transaction in accordance with GAAP or applicable law, provided that when any reserve or any portion thereof is no longer required to be maintained such amount shall be considered Net Cash Proceeds then received, and provided further, that Borrowers shall, at Agent’s reasonable request, provide such calculations or evidence of costs deducted in arriving at Net Cash Proceeds as Agent may reasonably require to confirm the calculation of Net Cash Proceeds in accordance with the foregoing, it being understood and agreed that the following shall not be deemed “distributable” to a Borrower for purposes of the foregoing: (1) the amount of all Cash proceeds (including deferred compensation) which are required to prepay Indebtedness of the applicable Platform Company or its Subsidiary pursuant to the terms of such Indebtedness, (2) the amount of any Cash proceeds which are not permitted to be distributed pursuant to the terms of Indebtedness pursuant to a loan facility of the applicable Platform Company that exists on the date such Cash proceeds are received by such Platform Company and that was not entered into for the purpose of avoiding any obligation to make a prepayment of the Secured Obligations, and (3) the amount of all Cash proceeds (including deferred compensation) from a sale of a material part of the assets of a Platform Company or a Subsidiary thereof (other than a sale of all or substantially all of such Platform Company’s assets, on a consolidated basis), or an exclusive License by a Platform Company or a Subsidiary thereof (other than the License of Intellectual Property that constitutes all or substantially all the assets of such Platform Company, on a consolidated basis), in each case, in the ordinary course of business of such Platform Company or Subsidiary, to the extent the board of directors or similar governing body of such Platform Company or Subsidiary has approved the reinvestment of such proceeds to purchase assets useful in the business of such Platform Company or Subsidiary, or pay other expenses, in each case, in the ordinary course of business.

“New Drug Application” means a new drug application filed with the FDA under 21 U.S.C. § 355(b).

“New Parent” has the meaning given to such term in the preamble hereto.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement/Confidentiality Agreement by and between Parent and Agent dated as of March 13, 2018.

“Non-Operating Subsidiary” means a Subsidiary of a Borrower other than an Operating Company, and including, for avoidance of doubt, any alternative investment vehicle or other special purpose entity which holds, directly or indirectly, Investments of or on behalf of New Parent, or any other Subsidiary primarily in the business of investing, reinvesting, holding or trading in securities.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Company” means a Person which is predominately in the business of research, development, manufacturing, sale or marketing of products and activities related thereto, or a Person holding assets, including without limitation Intellectual Property that are useful for a Person that is predominately in the line of business described above and in anticipation of such Person commencing operations in such line of business and which New Parent intends to cause to commence operations.

“Organizational Documents” means with respect to any Person, such Person’s formation documents, and (a) if such Person is a corporation, its bylaws, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Origin” means Origin Biosciences, Inc.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning given to such term in the preamble hereto.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement a Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“PellePharm” means PellePharm, Inc.

“Performance Milestone” means Borrower has achieved, in each case, subject to verification by Agent (including supporting documentation requested by Agent) in its reasonable discretion, each of (x) [***] and (y) [***].

“Permitted Acquisition” means any Acquisition which is conducted in accordance with the following requirements:

(a)

of a business or Person or product engaged in a line of business that is similar, ancillary, complementary, incidental or related thereto, or an extension, development or expansion of the business of the Borrower or its Subsidiaries;

(b)

if such Acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and the Borrower shall comply, or cause such Subsidiary to comply, with 7.13 hereof or (ii) such Person shall be merged with and into Borrower (with the Borrower being the surviving entity);

(c)	if such Acquisition is structured as the acquisition of assets, such assets shall be acquired by Borrower, and shall be free and clear of Liens other than Permitted Liens;
(d)

if such Acquisition is structured as the in-licensing of assets, (i) Borrower shall be required to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) any such assets to be deemed “Collateral” and for Agent to have a security interest in such assets that might otherwise be restricted or prohibited by the terms of any such in-license agreement, whether now existing or entered into in the future, (B) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents and (ii) such assets shall be free and clear of Liens other than Permitted Liens;

(e) the Borrower shall have delivered to the Lenders not less than fifteen (15) days prior to the date of such Acquisition, notice of such Acquisition; and

(f)        both immediately before and after such Acquisition, no Event of Default shall have occurred and be continuing.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to New Parent’s common stock (or other securities or property following a merger event or other change of the common stock of New Parent) purchased by New Parent in connection with the issuance of any Permitted Convertible Debt and as may be amended in accordance with its terms; provided that, the net purchase price of any such call option transaction less the amount received by New Parent in respect of any Permitted Warrant Transaction in connection with such issuance of Permitted Convertible Debt shall not exceed 20% of the gross proceeds to New Parent from such issuance of Permitted Convertible Debt; provided further that the terms, conditions and covenants of each such call option transaction are customary for agreements of such type; provided further that (1) a certificate of New Parent as to the satisfaction of such requirement (described in the immediately preceding proviso) delivered at least one (1) Business Day prior to entering into such transaction, together with a reasonably detailed description of the material terms, conditions and covenants of such transaction or drafts of documentation relating thereto, stating that New Parent has determined in good faith that such terms, conditions and covenants satisfy the foregoing requirement, shall be conclusive evidence of satisfaction thereof unless Agent notifies the Borrower within such one (1) Business Day period that Agent disagrees, in its commercially reasonably judgment, with such determination (which notice shall include a description of the basis upon which Agent disagrees) and (2) the Agent acknowledges that the terms, conditions and covenants of the call option transactions that the Company intends to enter into substantially concurrently with the Third Amendment to Loan and Security Agreement on the Third Amendment Effective Date or the Fifth Amendment to Loan and Security Agreement on the Fifth Amendment Effective Date, as applicable, drafts of the documentation of which have been provided to Lender, are customary for agreements of such type.

“Permitted Convertible Debt” means Indebtedness of the New Parent that is convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of New Parent (or other securities or property following a merger event or other change of the common stock of New Parent), Cash or any combination thereof (with the amount of such Cash or such combination determined by reference to the market price of such common stock or such other securities); provided that such Indebtedness shall (a) not require any scheduled amortization or otherwise require payment of principal prior to, or have a scheduled maturity date, earlier than, one hundred eighty (180) days after the Maturity Date, (b) be unsecured, (c) not be guaranteed by any Subsidiary of New Parent, and (d) be on terms and conditions customary for Indebtedness of such type; provided further that (1) a certificate of New Parent as to the satisfaction of the conditions described in clause (d) delivered at least two (2) Business Days prior to the incurrence of such

Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that New Parent has determined in good faith that such terms and conditions satisfy the foregoing requirements of clause (d), shall be conclusive unless Agent notifies the Borrower within such two (2) Business Day period that Agent disagrees, in its commercially reasonable judgment, with such determination which notice shall include a description of the basis upon which Agent disagrees and (2) the Agent acknowledges that the terms and conditions of the convertible Indebtedness, drafts of the documentation of which have been provided to Agent, that the Company intends to issue substantially concurrently with the Third Amendment to Loan and Security Agreement on the Third Amendment Effective Date or the Fifth Amendment to Loan and Security Agreement on the Fifth Amendment Effective Date, as applicable, are customary for Indebtedness of such type.

“Permitted Indebtedness” means:

(a)Indebtedness of a Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document;

(b)Indebtedness existing on the Closing Date which is disclosed in Schedule 1A;

(c)Indebtedness to trade creditors incurred in the ordinary course of business;

(d)Subordinated Indebtedness;

(e)reimbursement obligations in connection with letters of credit that are secured by Cash and issued on behalf of a Borrower or a Subsidiary for real estate purposes in the ordinary course of business in an amount up to Two Million Dollars ($2,000,000), and otherwise in an amount not to exceed $1,000,000) at any time outstanding;

(f)Indebtedness incurred to finance the acquisition of (i) equipment to be used for the development, testing and manufacturing of products, or (ii) other equipment, provided that the aggregate principal amount of Indebtedness outstanding at any time to finance equipment other than as described in subclause (i) shall not exceed $500,000;

(g)Intercompany Indebtedness among Borrowers;

(h)Indebtedness incurred to finance insurance premiums in the ordinary course of business;

(i)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(j)other unsecured Indebtedness in an amount not to exceed $500,000 at any time outstanding;

(k)Permitted Convertible Debt in an aggregate principal amount not to exceed $2,048,000,000 at any one time outstanding;

(l)extensions, refinancings and renewals of any Permitted Indebtedness described in clause (b) above, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the applicable Borrower, as the case may be, and subject to any limitations on aggregate amount of Indebtedness of such type, to the extent described in one of the foregoing clauses of this defined term;

(m)unsecured Indebtedness of a Borrower or any of its Subsidiaries in connection with acquisitions permitted pursuant to clause (k) of Permitted Investments (i) consisting of earnouts or similar deferred purchase price (including customary purchase price adjustments and modifications) or (ii) that is issued to a seller of assets or an entity acquired in an acquisition permitted hereunder, provided, that such obligations shall be subordinated to the Secured Obligations pursuant to subordination provisions reasonably satisfactory to Agent, in an aggregate amount of subclauses (i) and(ii) not to exceed $10,000,000 at any time outstanding;

(n)unsecured Indebtedness of a Subsidiary owed to New Parent or a wholly-owned Subsidiary, which Indebtedness shall (i) to the extent required by the Agent, be evidenced by promissory notes which shall be pledged to the Agent as Collateral for the Secured Obligations in accordance with the terms hereof, (ii) be subordinated to the Secured Obligations pursuant to an intercompany subordination agreements on terms reasonably acceptable to the Agent and (iii) be otherwise permitted hereunder;

(o)guarantees of the Borrowers in respect of Indebtedness of any Borrower to the extent permitted under Section 7.6;

(p)Indebtedness arising from a bank or other financial institution honoring a check, draft or similar instrument (other than resulting from any overdraft) in the ordinary course of business;

(q)Indebtedness incurred in respect of Cash Management Services, in each case, incurred in the ordinary course of business;

(r)Indebtedness arising under performance, payment, surety, customs, stay, bid or appeal bonds, performance and completion guaranties and similar instruments, in each case in the ordinary course of business and not in connection with any Indebtedness for borrowed money; provided that an aggregate amount of such Indebtedness shall not exceed $2,000,000 at any time outstanding;

(s)Indebtedness consisting of Contingent Obligations in connection with any equity exchange program involving the issuance of equity awards under New Parent’s equity incentive plans; provided that any Cash payments made in connection with such Indebtedness shall be made pursuant to an Equity Cash Payment Transaction that satisfies the Equity Cash Payment Conditions; and

(t)unsecured Indebtedness of the Borrowers or any of their respective Subsidiaries.

“Permitted Investment” means:

(a)Investments existing on the Closing Date which are disclosed in Schedule 1B;

(b)(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (iii) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, (iv) money market accounts, and (v) Investments permitted by Borrower’s investment policy, provided that Agent has approved such investment policy in writing;

(c)Repurchases by New Parent of its Equity Interests issued to managers, advisory members, officers, employees, consultants, directors or other service providers of New Parent, or officers, employees, consultants or other consultants of any Platform Company who are acting in such capacity on behalf of New Parent of Equity Interests of New Parent, provided that the aggregate amount of such repurchases per fiscal year shall not exceed Two Million Dollars ($2,000,000) per fiscal year;

(d)Investments accepted in connection with Permitted Transfers;

(e)Investments received in connection with the bankruptcy or reorganization of a customer or supplier in the ordinary course of business;

(f)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions in the ordinary course of business in an aggregate amount outstanding not to exceed Five Million Dollars ($5,000,000) at any time;

(g)[Reserved];

(h)loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in the ordinary course of business in an amount not to exceed $500,000;

(i)Investments by any Borrower in another Borrower;

(j)Investments in Deposit Accounts, subject to compliance with Section 7.12 hereof;

(k)Investments consisting of (i) the ownership of Equity Interests of Platform Companies (whether as a result of a formation of a new Platform Company, the purchase of additional Equity Interests of a Platform Company, the formation of or contribution to a joint venture, or any other capital contribution to a Platform Company), (ii) loans to a Platform Company, (iii) the purchase of capital assets to be used for the development, testing and manufacturing products (whether such capital assets are to be held by a Borrower or to be contributed to a Platform Company), in each case, consistent in all material respects with Parent’s practices as of the Closing Date, provided that no Borrower shall make Investments in any Platform Company that is in default with respect to Indebtedness in excess of $1,000,000, except for (x) Equity Cure Investments up to $5,000,000 for any given Platform Company and up to $25,000,000 in the aggregate for all Platform Companies, in each case, during the term of this Agreement, (y) to fund any mandatory legal and regulatory expenses of a Platform Company when due, or (z) as otherwise approved by Agent in writing;

(l)New Parent’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, any Permitted Bond Hedge Transactions and Permitted Warrant Transactions in accordance with their terms;

(m)Investments consisting of the leasing, licensing, sublicensing or contribution of Intellectual Property, in each case, on a nonexclusive basis and in the ordinary course of business or pursuant to non-exclusive joint marketing arrangements with other Persons;

(n)Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or Permitted Acquisitions, in each case in the ordinary course of business;

(o)extensions of trade credit in the ordinary course of business by any Borrower;

(p)Investments in connection with the cash management operations of the Borrower and its Subsidiaries that constitute Permitted Indebtedness;

(q)Licenses described in clause (b) of the defined term “Permitted Transfer”;

(r)guarantees of operating leases or of other obligations permitted under this Agreement that do not constitute Indebtedness, in each case, entered into by any Borrower in the ordinary course of business;

(s)Investments in joint ventures in the ordinary course of Borrower’s business; provided that (i) all Equity Interests and other ownership interests held by Borrower in any such joint venture shall constitute Pledged Collateral, (ii) all representations and warranties set forth in Section 5.15 shall be true and correct with respect to such Pledged Collateral, (iii) (A) Borrower has taken all steps necessary to permit Agent to become a “transferee” under the relevant joint venture Organizational Documents and any other joint venture governing documents if Agent exercises its remedies with respect to such joint venture interest and (B) no other consent, approval, authorization or other order of any Person and no consent or authorization of any governmental authority or regulatory body is required to be made or obtained by Borrower either (x) for the pledge by Borrower of such Pledged Collateral pursuant to this Agreement or (y) for the exercise by Agent or Lenders of the voting or other rights provided for this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except for those which have been obtained and (iv) the pledge, grant of a security interest in, and delivery of the such Pledged Collateral to Agent pursuant to this Agreement will create a valid first priority Lien on and in such Pledged Collateral;

(t)subject to satisfaction of the Equity Cash Payment Conditions, Investments consisting of the purchase, redemption or other acquisition of the common stock of New Parent;

(u)Investments constituting the cashless repurchase of common stock of New Parent deemed to occur upon the exercise of options, warrants or similar rights solely to the extent that shares of such stock represent a portion of the exercise price of such options, warrants or similar rights;

(v)Investments consisting of the exchange of Equity Interests of New Parent for the Equity Interests of an Affiliate in connection with a tender offer, in each case subject to the satisfaction of the Equity Cash Payment Conditions;

(w)Investments consisting of Contingent Obligations to the extent permitted in clause (s) of the defined term “Permitted Indebtedness”; and

(x)additional Investments that do not exceed $500,000 in the aggregate.

“Permitted Liens” means any and all of the following:

(a)Liens in favor of Agent or Lender;

(b)Liens existing on the Closing Date which are disclosed in Schedule 1C;

(c)Liens arising by operation of law in favor of materialmen, artisans, mechanics, carriers warehouseman, landlords and other Persons securing ordinary course obligations which are not yet delinquent and not in connection with borrowed money;

(d)Liens for Taxes, fees, assessments or other governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate proceedings, provided that Borrowers maintain adequate reserves therefor in accordance with GAAP;

(e)Liens arising from judgments, decrees or attachments (or appeal or other surety bonds related to such judgments) in circumstances which do not constitute an Event of Default hereunder;

(f)the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(g)leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(h)Liens on equipment, software embedded in such equipment, and proceeds thereof, which (i) secure Permitted Indebtedness described in clause (e) of the defined term “Permitted Indebtedness” above, or (ii) exist at the time such equipment is acquired by a Borrower;

(i)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(j)Liens in connection with Indebtedness described in clause (h) of the defined term “Permitted Indebtedness”, provided that such Lien is limited to insurance proceeds arising from the subject insurance policy and the unearned portion of premium payments, and provided that financed premium payments are paid when due;

(k)statutory and common law rights of set-off and other similar rights as to deposits of Cash and securities in favor of banks, other depository institutions and brokerage firms or securities intermediaries solely to secure payment of amounts due in the ordinary course of business in connection with the maintenance of Deposit Accounts or securities accounts;

(l)easements, servitudes, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(m)Licenses described in clause (b) of the defined term “Permitted Transfer”;

(n)(i) Liens on Cash securing obligations permitted in accordance with clause (e) of the defined term “Permitted Indebtedness” in an aggregate amount not to exceed the reimbursement obligation secured, and (ii) security deposits in connection with real property leases in an aggregate amount not to exceed $1,000,000 at any time;

(o)Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (a) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase, and subject to any limitation with respect to the amount secured by such Lien of such type, to the extent described in one of the foregoing clauses of this defined term; and

(p)to the extent constituting Liens, restrictions arising under applicable securities laws as a result of any Borrower’s any/or any Agent’s or Lender’s status as an “affiliate” and/or “insider” of the issuer of any Equity Interests constituting Collateral and/or the status of any Equity Interests constituting Collateral as “restricted securities” under Rule 144 promulgated under the United States Securities Act of 1933, as amended.

“Permitted Transfers” means:

(a)sales of Inventory in the ordinary course of business;

(b) (i) non-exclusive Licenses and similar arrangements for the use of Intellectual Property of in the ordinary course of business, (ii) Licenses to Platform Companies in the ordinary course of business, (iii) Licenses that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory or may be exclusive as to territory but only as to discreet geographical areas outside of the United States of America in the ordinary course of business and (iv) other exclusive Licenses in the ordinary course of business; provided that (A) at any time (x) such License is in effect and (y) Borrower’s Market Capitalization is less than $1,000,000,000, then Borrower shall maintain Qualified Cash in an aggregate amount of not less than $40,000,000 and (B) such License shall only be entered into with third parties on commercially reasonable terms.

(c)dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business;

(d)use of Cash in the ordinary course of business in a manner not prohibited by the terms of this Agreement;

(e)dispositions by Borrower of Investments in Platform Companies in accordance with New Parent’s Organizational Documents, subject to Section 2.4(b);

(f)transfers (i) among Borrowers, (ii) by a Subsidiary that is not a Borrower to a Borrower, (iii) of Permitted Investments by and to a Platform Company to and from a Borrower, (iv) of Licenses permitted to be transferred by and to a Platform Company pursuant to clause (b) above or (v) of assets other than Investments and Intellectual Property by and to a Platform Company to and from a Borrower in the ordinary course of business; and

(g)other transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to New Parent’s common stock (or other securities or property following a merger event or other change of the common stock of New Parent) and/or Cash (in an amount determined by reference to the price of such common stock) sold by New Parent substantially concurrently with any purchase by New Parent of a related Permitted Bond Hedge Transaction and as may be amended in accordance with its terms; provided that (x) that the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined by Lender in its commercially reasonable discretion and (y) such call option transaction would be classified as an equity instrument in accordance with GAAP; provided further that a certificate of New Parent as to the satisfaction of such requirement (described in the immediately preceding proviso) delivered at least two (2) Business Days prior to the entry into such transaction, together with a reasonably detailed description of the material terms, conditions and covenant of such transaction or drafts of documentation relating thereto, stating that New Parent has determined in good faith that such terms, conditions and covenants satisfy the foregoing requirement, shall be conclusive unless Agent notifies the Borrower within such two (2) Business Day period that Agent disagrees, in its commercially reasonable judgment, with such determination (which notice shall include a description of the basis upon which Agent disagrees).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“PIK Deferral Period” has the meaning set forth in the Term Loan Cash Interest Rate definition.

“Platform Company” means any Operating Company in the life science sector and focused on the development and commercialization of products, and in which a Borrower has made an Investment (whether by capital contribution, the acquisition of the Equity Interests thereof or in connection with a joint venture, corporate collaboration or similar corporate structure) in accordance with the terms of this Agreement, its Organizational Documents and consistent in all material respect with past practices, including each Operating Company in which

Borrower maintains an Investment as of the Closing Date; provided that no Restricted Foreign Subsidiary shall constitute a Platform Company.  Notwithstanding the foregoing or any other provision to the contrary, upon the effectiveness of any Joinder Agreements as required under Section 7.13(c), only PellePharm shall be considered a “Platform Company” under this Agreement and the other Loan Documents, and all other Subsidiaries upon the effectiveness of the Joinder Agreements as required under Section 7.13(c), shall be considered “Qualified Subsidiaries” under this Agreement and the other Loan Documents.

“Pledged Collateral” means:

(a)all Equity Interests now owned or hereafter acquired by a Borrower to the extent constituting Collateral;

(b)with respect to any limited liability company membership units or general or limited partnership interests now owned or hereafter acquired by a Borrower: (i) all payments or distributions whether in Cash, property or otherwise, at any time owing or payable to such Borrower on account of its interest as a member or partner, as the case may be, in any of the issuers of such Equity Interests or in the nature of a management or other fee paid or payable by any of such issuers to such Borrower; (ii) all of such Borrower’s rights and interests under each of the Organizational Documents, including all voting and management rights and all rights to grant or withhold consents or approvals; (iii) all rights of access and inspection to and use of all books and records, including computer software and computer software programs, of each of such issuers; (iv) all other rights, interests, property or claims to which such Borrower may be entitled in its capacity as a partner or a member of any such issuer; and (v) all proceeds, income from, increases in and products of any of the foregoing, in each case subject to the terms of this Agreement;

(c)all additional Equity Interests from time to time acquired or formed by a Borrower in any manner (which additional Equity Interests shall be deemed to be part of the Pledged Collateral whether or not Schedule 5.15 has been updated in accordance this Agreement) to the extent constituting Collateral, and any certificates, if applicable, representing such additional Equity Interests;

(d)all rights and interests of a Borrower in respect of a joint venture; and

(e)all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests, in each case subject to the terms of this Agreement.

“Prepayment Charge” has the meaning assigned to such term in Section 2.4(a).

“Prepayment Charge Start Date” means, (a) with respect to any prepayment of any Tranche I Advance, Tranche II Advance, Tranche III Advance and Tranche IV Advance, the Sixth Amendment Effective Date and (b) with respect to all other Advances, the Advance Date of such Advance.

“Prepayment Event” means (i) any sale of Pledged Collateral to the extent Net Cash Proceeds exceed one million dollars ($1,000,000) in any fiscal year, (ii) the sale of a material portion of Collateral (other than Pledged Collateral) to the extent Net Cash Proceeds exceed one million dollars ($1,000,000) in any fiscal year, whether in a single transaction or series of related transactions, (iii) the sale by a Platform Company or any of its Subsidiaries of assets (including Intellectual Property) of such Platform Company or Subsidiary, to the extent the subject assets constitute all or a material part of the applicable Platform Company’s assets, on a consolidated basis, (iv) the exclusive License by a Platform Company or its Subsidiary of its Intellectual Property (except to the extent exclusive only with respect to discrete geographic territories other than the United States) to the extent the subject Intellectual Property constitutes all or a material part of the applicable Platform Company’s assets, determined on a consolidated basis, or (v) the repurchase or redemption of Pledged Collateral by a Platform Company.

“Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by a Platform Company or any of its Subsidiaries or which a Platform Company or such Subsidiary intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by a Platform Company since each of its formation.

“Publicity Materials” has the meaning set forth in Section 11.18.

“QED” means QED Therapeutics, Inc.

“Qualified Cash” means the amount of Borrower’s unrestricted Cash held in accounts subject to an Account Control Agreement.

“Qualified Subsidiary” means (x) prior to the effectiveness of any Joinder Agreements as required under Section 7.13(c), any direct or indirect Non-Operating Subsidiary and (y) upon the effectiveness of any Joinder Agreements as required under Section 7.13(c), each Subsidiary other than PellePharm; provided that no Restricted Foreign Subsidiary shall constitute a Qualified Subsidiary.

“Receivables” means (i) all of each Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Recipient” means Agent, Lender or any other recipient of any payment to be made by or on account of the Secured Obligations.

“Redemption Conditions” means, with respect to any redemption by New Parent of any Permitted Convertible Debt, satisfaction of each of the following events at the time of the issuance of the related redemption notice: (a) no Default or Event of Default shall exist or result therefrom, and (b) Borrower’s Unrestricted Cash shall be no less than 150% of the outstanding Secured Obligations (after giving pro forma effect to the maximum potential consideration deliverable upon redemption or conversion of such Permitted Convertible Debt pursuant to the terms of such redemption notice).

“Register” has the meaning given to it in Section 11.7.

“Required Lenders” means at any time, the holders of more than 50% of the unpaid principal amount of the Term Loan Advance then outstanding.

“Restricted Foreign Subsidiary” means (a) any Subsidiary that is a controlled foreign corporation (as defined in Section 957 of the Code), (b) any Subsidiary, substantially all of the assets of which consist of equity interests and/or indebtedness in one or more entities that are treated as a controlled foreign corporation (as defined in Section 957 of the Code), or (c) any Subsidiary owned directly or indirectly by a Subsidiary described in clauses (a) or (b) of this definition; in each case, provided that (i) the pledge of all of the Equity Interests of such Subsidiary as Collateral, (ii) the guarantee by such Subsidiary of the Secured Obligations, or (iii) the execution of a Joinder Agreement by such Subsidiary, would result in material adverse tax consequences to the Borrower (as reasonably determined by the Borrower).

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Second Amendment Effective Date” means May 17, 2019.

“Secured Obligations” means Borrowers’ obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising, but excluding in all cases any warrant or other right to purchase Equity Interests of New Parent in connection with any Loan Document.

“Services Company” has the meaning given to such term in the preamble to this Agreement.

“Sixth Amendment Effective Date” means April 13, 2021.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its reasonable discretion on customary deep subordination terms.

“Subsequent Financing” means the next equity offering of Parent or New Parent consummated after the Closing Date which (i) is broadly marketed or offered to multiple investors, and (ii) pursuant to which Parent or New Parent, as applicable, is offering to sell equity for an aggregate purchase price of at least Ten Million Dollars ($10,000,000).

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which a Borrower owns or controls, directly or indirectly, 50% or more of the outstanding voting securities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers as set forth in Section 2.1.

“Term Loan Advance” means, individually or collectively, as the context may require, a Tranche I Advance, Tranche II Advance, Tranche III Advance, Tranche IV Advance, Tranche V Advance, Tranche VI Advance or the Discretionary Advance.

“Term Loan Cash Interest Rate” means, for any day a per annum rate of interest equal to

(a) in case of the Tranche I Advance, Tranche II Advance, Tranche III Advance, Tranche IV Advance, Tranche V Advance and Tranche VI Advance the greater of either (i) the “prime rate” as reported in The Wall Street Journal plus 4.40%, and (ii) 7.65%, and

(b) the interest rate applicable to the Discretionary Advance will be determined prior to the applicable Advance Date thereof.

New Parent, may elect, by prior written notice to Agent at least five (5) Business Days prior to the first Business Day of a month, to reduce the then effective per annum rates of interest applicable to the Tranche I Advance, Tranche II Advance, Tranche III Advance, Tranche IV Advance, Tranche V Advance, and Tranche VI Advance, respectively, by up to 1.50% (the amount of such reduction, the “Cash Interest Reduction Amount”) for a period specified in such notice, provided that such period shall begin on the first Business Day of the next month and shall end on the last day of the third month or any subsequent month thereafter (the “PIK Deferral Period”), provided that after the expiration of the PIK Deferral Period, the reduction to the rates of interest applicable to the Tranche I Advance, Tranche II Advance, Tranche III Advance, Tranche IV Advance, Tranche V Advance, and Tranche VI Advance shall cease to apply.  If during a PIK Deferral Period, New Parent, desires to terminate the PIK Deferral Period prior to the previously requested end date of the PIK Deferral Period, New Parent, may by written notice to Agent at least five (5) Business Days prior to the previously scheduled end date of the PIK Deferral Period, elect an earlier end date (which must be the last day of a month that is no earlier than the last day of the third month after the commencement of the PIK Deferral Period).  If during a PIK Deferral Period, New Parent, desires to change the Cash Interest Reduction Amount, New Parent, may by written notice to Agent at least five (5) Business Days prior to the first Business Day of the month when such change is to take effect, elect a different Cash Interest Reduction Amount, provided that the Cash Interest Reduction Amount shall not be changed more frequently than once during any consecutive three (3) month period.“Term Loan PIK Interest” has the meaning set forth in Section 2.1(c)(ii).

“Term Loan PIK Interest Rate” means, for any day a per annum rate of interest equal to (a) during any PIK Deferral Period, the Cash Interest Reduction Amount, multiplied by 1.2, and (b) otherwise, 0.00%.

“Term Note” means a Secured Term Promissory Note in substantially the form of Exhibit B.

“Third Amendment Effective Date” means March 2, 2020.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by a Borrower or in which a Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche I Advance” has the meaning set forth in Section 2.1(a)(i).

“Tranche I Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche I Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche II Advance” has the meaning set forth in Section 2.1(a)(ii).

“Tranche II Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche I Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche III Advance” has the meaning set forth in Section 2.1(a)(iv).

“Tranche III Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche III Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche IV Advance” has the meaning set forth in Section 2.1(a)(v).

“Tranche IV Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche IV Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche V Advance” has the meaning set forth in Section 2.1(a)(vi).

“Tranche V Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche IV Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche VI Advance” has the meaning set forth in Section 2.1(a)(vii).

“Tranche VI Availability Period” means the period beginning on the Borrower’s achievement of the Performance Milestone, and ending on the earliest to occur of (x) September 15, 2022 and (y) the occurrence and continuance of an Event of Default.

“Tranche VI Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche IV Term Commitment” opposite such Lender’s name on Schedule 1.1.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means unrestricted Cash of Borrower maintained in one or more Controlled Accounts.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.9(d).

“Withholding Agent” means any Borrower and Agent.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.  Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Debt shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

SECTION 2.  THE LOAN

2.1Term Loan Advance.

(a)Term Commitments.

(i)Tranche I Term Loan Advance.  Subject to the terms and conditions of this Agreement, Lender has made a Term Loan Advance in an original principal amount of $35,000,000 on the Closing Date (the “Tranche I Advance”).

(ii)Tranche II Term Loan Advance.  Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make a Term Loan Advance in a principal amount not to exceed its respective Tranche II Term Commitment, and Borrowers agree to draw, a Term Loan Advance of $20,000,000 on the First Amendment Effective Date (the “Tranche II Advance”).

(iii)[Reserved].

(iv)Tranche III Term Loan Advance. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make a Term Loan Advance in a principal amount not to exceed its respective Tranche III Term Commitment, and Borrowers agree to draw, a Term Loan Advance of $20,000,000 on or about the Second Amendment Effective Date but no later than May 17, 2019 (the “Tranche III Advance”).

(v)Tranche IV Term Loan Advance. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make a Term Loan Advance in a principal amount not to exceed its respective Tranche IV Term Commitment, and Borrowers agree to draw a Term Loan Advance of $25,000,000 on the Sixth Amendment Effective Date, a portion of which will be used to repay all Indebtedness of Eidos under the Eidos Loan Agreement (the “Tranche IV Advance”).

(vi)Tranche V Term Loan Advance. Subject to the terms and conditions of this Agreement, no later than June 15, 2022, Borrower may request and Lender may severally (and not jointly) make a Term Loan Advance in a principal amount not to exceed its respective Tranche V Term Commitment (the “Tranche V Advance”).

(vii)Tranche VI Term Loan Advance. Subject to the terms and conditions of this Agreement, during the Tranche VI Availability Period, Borrower may request and Lender may severally (and not jointly) make a Term Loan Advance in a principal amount not to exceed its respective Tranche VI Term Commitment (the “Tranche VI Advance”).

(viii)Discretionary Advance.  Subject to the terms and conditions of this Agreement and subject to Lender’s approval in its sole and absolute discretion, no later than December 15, 2023, Lender may make a Term Loan Advance in an aggregate principal amount up to $75,000,000 (the “Discretionary Advance”).

(b)Advance Request.  Borrower shall complete, sign and deliver to Agent an Advance Request at least one (1) Business Day before the Advance Date of each Term Loan Advance.  Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the respective Advance Date.

(c)Interest.

(i) Term Loan Cash Interest Rate.  In addition to interest accrued pursuant to the Term Loan PIK Interest Rate, the principal balance (including, for the avoidance of doubt, any amount equal to the Term Loan PIK Interest added to principal pursuant to Section 2.1(c)(ii)) of each Term Loan Advance shall bear interest thereon from such Advance Date (or date such amount equal to the Term Loan PIK Interest is added to the principal) at the Term Loan Cash Interest Rate based on a year consisting of three hundred sixty (360) days, with interest computed daily based on the actual number of days elapsed.  The Term Loan Cash Interest Rate will float and change on the day the “prime rate” as reported in the Wall Street Journal changes from time to time.

(ii) Term Loan PIK Interest Rate.  In addition to interest accrued pursuant to the Term Loan Cash Interest Rate, to the extent New Parent, has initiated a PIK Deferral Period, the principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan PIK Interest Rate based on a year consisting of three hundred sixty (360) days, with interest computed daily based on the actual number of days elapsed (the “Term Loan PIK Interest”), which amount shall be added to the outstanding principal balance and so capitalized so as to increase the outstanding principal balance of such Term Loan Advance on each payment date for such Advance and which amount shall be payable when the principal amount of the applicable Advance is payable in accordance with Section 2.1(d).

(d)Payment.  Borrowers will pay interest on the Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date continuing until the Amortization Date.  Borrowers shall repay the principal balance of the Term Loan Advance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style), based on a payment schedule of twenty-four (24) months, beginning on the Amortization Date and continuing on the first Business Day of each month thereafter.  The entire principal balance of the Term Loan Advance and all accrued but unpaid interest hereunder, shall be due and payable on the Maturity Date.  Borrowers shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.  Lender will initiate debit entries to New Parent’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender with respect to the Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement; provided that, with respect to clause (i) above, in the event that Lender or Agent informs Borrower Representative that Lender will not initiate a debit entry to such Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrowers shall pay to Lender such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if Lender or Agent informs Borrower Representative that Lender will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date,

Borrowers shall pay to Lender such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Lender or Agent notifies Borrower Representative thereof; provided, further, that, with respect to clause (ii) above, in the event that Lender or Agent informs Borrower Representative that Lender will not initiate a debit entry to a Borrower’s account for specified out-of-pocket legal fees and costs incurred by Agent or Lender, Borrowers shall pay to Lender such amount in full in immediately available funds within three (3) Business Days.

2.2Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrowers have actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrowers.

2.3Default Interest.  In the event any payment is not paid on the scheduled payment date (except if due solely to an administrative or operational error of Agent or Lender or New Parent’s bank if Borrowers had the funds to make the payment when due), an amount equal to four percent (4%) of the past due amount shall be payable on demand.  In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus four percent (4%) per annum.  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.3, as applicable.

2.4Prepayment.

(a)Optional Prepayment.  At its option upon at least five (5) Business Days prior written notice to Agent, Borrowers may prepay all or a portion of the outstanding Advance by paying principal, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the principal amount being prepaid: if the prepayment is made on or prior to the sixth month anniversary of the applicable Prepayment Charge Start Date, 0.5%; and after the six month anniversary of the applicable Prepayment Charge Start Date, 0.0% (each, a “Prepayment Charge”), provided that each prepayment shall be in a minimum amount of $5,000,000 or, if less, the remaining outstanding principal amount of the Advance.  Borrowers agree that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advance or any portion thereof.  Borrowers shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control.  Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge, (x) if Agent and Lender (in its sole and absolute discretion) agree in writing to refinance the Advance prior to the Maturity Date, and (y) with respect to the Tranche I Advance, the Tranche II Advance and the Tranche III Advance.

(b)Mandatory Prepayment.  Within five (5) Business Days of receipt of any Net Cash Proceeds from a Prepayment Event, Borrowers shall at Agent’s election in its sole and absolute discretion, prepay the outstanding Advance by paying up to 75% of such Net Cash Proceeds.  For the avoidance of doubt, no Prepayment Charge or charge pursuant to Section 2.5 shall apply to a prepayment in accordance with this Section 2.4(b).  Notwithstanding the foregoing, Net Cash Proceeds received at the closing of a sale of Parent’s Equity Interests of PellePharm, Inc. prior to December 31, 2018 shall not be required to be applied to the prepayment of the Secured Obligations as long as such Net Cash Proceeds are used by Parent for its ordinary course operations and investment activities pursuant to the terms of this Agreement or to make tax distributions to Parent and/or New Parent as permitted pursuant to Section 7.7.

2.5End of Term Charges.

(b)On the earlier to occur of (i) November 1, 2023, (ii) the date that Borrowers prepay the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full or in part (in case of a prepayment pursuant to Section 2.4(a)) or (iii) the date that the Secured Obligations become due and payable in full pursuant to the terms of this Agreement, Borrowers shall pay Lender a charge (each, an “End of Term Charge A”) equal to (A) in case of a partial prepayment pursuant to Section 2.4(a), (x) 6.35% of any principal prepayment in respect of the Tranche I Advance, (y) 5.75% of any principal prepayment in respect of Tranche II Advance, and (z) 5.75% of any principal prepayment in respect of the Tranche III Advance, and (B) in connection with the payment in full of the outstanding Secured Obligations, a charge in an amount equal to the sum (x) of $2,222,500, in respect of the Tranche I Advance, (y) $1,150,000, in respect of the Tranche II Advance, and (z) $1,150,000, in respect of the Tranche III Advance, less any charges paid prior to such date pursuant to the foregoing clause (A) in connection with partial prepayments.

(c)On the earliest to occur of (i) the Maturity Date, the date that Borrowers prepay the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full or in part (in case of a prepayment pursuant to Section 2.4(a)) or (ii) the date that the Secured Obligations become due and payable in full pursuant to the terms of this Agreement, Borrowers shall pay Lender a charge (each, an “End of Term Charge B”) equal to: (A) 0.50% of any principal repayment of a Term Loan Advance if such repayment is made on or prior to the sixth month anniversary of the Sixth Amendment Effective Date, (B) 0.95% of any principal repayment of a Term Loan Advance if such repayment is made after the sixth month anniversary of the Sixth Amendment Effective Date through and including the one year anniversary of the Sixth Amendment Effective Date, (C) 2.25% of any principal repayment of a Term Loan Advance if such repayment is made after the one year anniversary of the Sixth Amendment Effective Date through and including the second year anniversary of the Sixth Amendment Effective Date, (D) 3.15% of any principal repayment of a Term Loan Advance if such repayment is made after the second year anniversary of the Sixth Amendment Effective Date through and including the third year anniversary of the Sixth Amendment Effective Date, (E) 4.15% of any principal repayment of a Term Loan Advance if such repayment is made after the third year anniversary of the Sixth Amendment Effective Date through and including the fourth year anniversary of the Sixth Amendment Effective Date and (F) 4.95% of any principal repayment of a Term Loan Advance if such repayment is made after the fourth year anniversary of the Sixth Amendment Effective Date.

(d)On the earliest to occur of (i) October 2, 2023, (ii) the Maturity Date, the date that Borrowers prepay the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable in full pursuant to the terms of this Agreement, Borrowers shall pay Lender a charge (“End of Term Charge C”; together with End of Term Charge A and End of Term Charge B, the “End of Term Charges”) equal to $520,625.

Notwithstanding the required payment date of any such End of Term Charges in this Section 2.5, such charges shall be deemed earned by Lender as of the Closing Date.

2.6Due Diligence Fee.  The Due Diligence Fee has been paid by Borrowers prior to the Closing Date.

2.7Notes.  If so requested by Lender by written notice to Borrower Representative, then Borrowers shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any

Person who is an assignee of Lender pursuant to Section 11.13) (promptly after Borrower Representative’s receipt of such notice) a Term Note or Term Notes to evidence Lender’s Loans.

2.8Pro Rata Treatment; Application of Payments.  Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advance shall be made pro rata according to the Term Commitments of the relevant Lender.  The Term Loan Advance shall be made pro rata according to the Term Commitments of the relevant Lender.  Lender has the exclusive right to determine the order and manner in which all payments with respect to the Secured Obligations may be applied.  No Borrower shall have a right to specify the order or the accounts to which Lender shall allocate or apply any payments made by a Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not expressly specified elsewhere in this Agreement.

2.9Taxes.

(e)Withholding.  Any and all payments by or on account of any obligation of any Borrower under any Loan Document will be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law  (as determined in the good faith discretion of an applicable Withholding Agent) requires a Withholding Agent to make any withholding or deduction of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, to the extent such Tax is an Indemnified Tax, then the sum payable by Borrowers hereunder shall be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Agent or Lender, as applicable receives an amount equal to the sum which it would have received had no such withholding or deduction been made.  The applicable Borrower will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that such Borrower has made such withholding payment.

i.

Payment of Other Taxes by Borrowers.  Borrowers shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

ii.

Indemnification by Borrowers.  Borrowers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority; provided that Borrowers shall not be obligated to compensate any Recipient pursuant to this Section in respect of penalties, interest or other liabilities attributable to any Indemnified Taxes, if such penalties, interest and other liabilities result solely from the gross negligence or willful misconduct of such Lender, the Agent or their Affiliates.  A certificate as to the amount of such payment or liability delivered to Borrower Representative by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

iii.	Status of Lenders.
1.

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Representative and Agent, at the time or times reasonably requested by a Borrower or Agent, such properly completed and executed documentation reasonably requested by such Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by a Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or Agent as will enable such Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

a.

any Lender that is a U.S. Person shall deliver to Borrower Representative and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

b.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Agent), whichever of the following is applicable:

i.

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii.	executed copies of IRS Form W-8ECI;
iii.

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

iv.

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

c.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit any Borrower or Agent to determine the withholding or deduction required to be made; and

d.

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so.

(b)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.10Treatment of Prepayment Charge and End of Term Charges.  Borrower agrees that any Prepayment Charge and any End of Term Charges payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date.  The Prepayment Charge and the End of Term Charges shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means.  Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charges in connection with any such acceleration.  Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charges shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charges as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph.  Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charges to the Lenders as herein described was on the Closing Date and continues to be a material inducement to the Lenders to provide the Term Loan Advances.

SECTION 3.  SECURITY INTEREST

3.1Grant of Security Interest.  As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”):  (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrowers’ property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2Excluded Collateral.  Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC) or Pledged Collateral consisting of Equity Interests, if pursuant to the terms of the applicable Equity Documents, a pledge of such Equity Interests would be prohibited or void or would require the consent of or waiver by the applicable Platform Company, provided further, that upon the lapse of such prohibition or such consent or waiver being provided with respect to any license or contract, such license, contract or Equity Interests shall automatically be included in the Collateral, (b) any property which is subject to a capital lease, purchase money Lien or similar equipment financing permitted under this Agreement, but only to the extent and for as long as a Lien in favor of Agent would be prohibited by the terms of the related equipment financing agreement or would result in a termination thereof, and provided further, that upon the termination of such prohibition, such property shall automatically be deemed included in the Collateral, (c) any trademark application filed on an “intent-to-use” basis until the earlier of the filing of a statement of use with respect thereto or the issuance of a registration therefor, and (d) Excluded Accounts.  In addition, in the event any change in the U.S. tax laws would cause a pledge of some or all of the outstanding Equity Interests of a Restricted Foreign Subsidiary of New Parent to result in material adverse tax consequences to the Borrower (as reasonably determined by the Borrower), the Collateral shall automatically and without further action required by, and without notice to, any Person exclude such Equity Interests of such Restricted Foreign Subsidiary in excess of the maximum percentage of the outstanding Equity Interests of such Restricted Foreign Subsidiary that may be pledged without causing such adverse tax consequences.

3.3Pledged Collateral.

(a)Each Borrower hereby pledges, collaterally assigns and grants to Agent a security interest in the Pledged Collateral, as security for the performance of the Secured Obligations.  Each Borrower irrevocably waives any and all of its rights under provisions of any Organizational Documents of any Subsidiary which is a limited liability company or limited partnership, and under the laws under which such Subsidiary has been organized, to the extent Borrower has the legal capacity to do so and that such waiver is permitted, that would operate to (a) prohibit, restrict, condition or otherwise adversely affect the pledge hereunder or any enforcement action which may be taken in respect of this pledge or (b) otherwise conflict with the terms of this Section 3.3.  Each Borrower of which Equity Interests consisting of limited liability company or limited partnership interests constitute Pledged Collateral hereby irrevocably consents to the grant of the security interest provided for herein and to Agent or its nominee becoming a member or limited or general partner, as applicable, in such limited liability company or limited partnership, as applicable (including succeeding to any management rights appurtenant thereto), in connection with the exercise of remedies pursuant to Section 10; provided that such successor member or partner, as applicable, then agrees in writing to be bound by, and a party to, the applicable Organizational Document pursuant to the terms therein.

(b)Except as otherwise expressly provided in this Agreement, any sums or other property paid or distributed upon or with respect to any of the Pledged Collateral, whether by dividend or redemption or upon the liquidation or dissolution or recapitalization or reclassification of the capital of any issuer of the applicable Equity Interests or otherwise, shall, be paid over and delivered to Agent to be held by Agent as security for the payment in full in Cash of all of the Secured Obligations, in each case, to the extent constituting Net Cash Proceeds.  All payments received by a Borrower shall, until paid or delivered to Agent, be held in trust for Agent, as security for the payment and performance in full of all of the Secured Obligations, and when paid, shall be deposited into a Controlled Account.

(c)So long as no Event of Default shall have occurred and be continuing and at Agent’s written direction to the contrary, each Borrower shall be entitled to receive all cash dividends and distributions paid in respect of Pledged Collateral owned by it, and, prior to any acceleration pursuant to Section 10.1 hereof and any election by Agent of any remedies pursuant to Section 10.2 hereof, each Borrower shall be entitled to vote any Equity Interests owned by it and to give consents, waivers and ratifications in respect of Pledged Collateral; provided, however, that no vote shall be cast or consent, waiver or ratification given by any Borrower if the effect thereof would materially impair respect Agent’s rights with respect to the enforcement of its Lien on the Pledged Collateral or be inconsistent with or result in any violation of any of the provisions of this Agreement or any of the Loan Documents.  All rights of any Borrower to receive cash dividends and distributions with respect to Pledged Collateral owned by such Borrower, and, at Agent’s option, upon notice by Agent to the applicable Borrower, all right to vote and give consents, waivers and ratifications with respect to such Pledged Collateral, shall terminate upon the occurrence and during the continuation of an Event of Default.

3.4Release; Agreements by Agent with respect to Pledged Collateral.

The security interest granted pursuant to this Agreement shall be automatically released (a) with respect to all Collateral upon the payment in full in cash of all Secured Obligations in accordance with this Agreement (other than inchoate indemnity obligations and any other obligations which, by their terms survive the termination of this Agreement), (b) with respect to any Pledged Collateral that is the subject of a sale or other disposition described in clause (e) of the defined term “Permitted Transfers”, upon the consummation of such transaction, or (c) if otherwise approved, authorized or ratified in writing by Agent in its sole discretion.  Upon such release, Agent shall, upon the reasonable request and at the sole cost and expense of Borrowers, assign, transfer and deliver to Borrowers, against receipt and without recourse to or warranty by Agent, except as to the fact that Agent does not continue to encumber the released assets, such Collateral or any part thereof, which shall be released in accordance with customary documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the release of such Collateral.  Agent agrees, on behalf of itself and Lender, that if any Platform Company is consummating an initial public offering of its stock or any relevant follow on offering, that Agent shall enter into lockup or similar agreements reasonably requested by Borrower or any underwriter with respect to Agent’s exercise of remedies with respect to the Pledged Collateral constituting Equity Interests the Platform Company that is the issuer in such offering, in each case at the sole cost and expense of Borrower.

SECTION 4.  CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrowers of the following conditions:

4.1Initial Advance.  On or prior to the Closing Date, Borrowers shall have delivered to Agent the following:

(a)duly executed copies of the following, in form and substance acceptable to Agent:

(i)this Agreement;

(ii)the completed ACH Authorization;

(iii)Account Control Agreements with respect to all Deposit Accounts and any accounts where Investment Property is maintained, as required by Section 7.12 hereof;

(iv)a duly executed certificate of an officer of each Borrower certifying and attaching copies of (A) the Charter, certified as of a recent date by the jurisdiction of organization of such Borrower as in effect as of the Closing Date; (B) the bylaws, operating agreement or similar governing document of such Borrower, as in effect as of the Closing Date; (C) resolutions of such Borrower’s Board evidencing approval of the Loan and other transactions contemplated by the Loan Documents, as in effect as of the Closing Date; (D) resolutions of the holders of such Borrower’s Equity Interests in connection with the transactions contemplated by this Agreement as in effect as of the Closing Date, to the extent required by the applicable Organizational Documents; and (E) a schedule setting forth the name, title and specimen signature of officers or other authorized signers on behalf of each Borrower;

(v)a duly executed certificate of an officer of Parent certifying and attaching copies of (A) the Charter, certified as of a recent date by the jurisdiction of organization of each Platform Company, as in effect as of the Closing Date; (B) the bylaws, operating agreement or similar governing document of each Platform Company; (C) copies of all Equity Documents in effect as of the Closing Date; and (D) a summary capitalization table of each Platform Company;

(vi)a legal opinion of Borrowers’ counsel;

(vii)any other Loan Documents; and

(viii)all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral.

(b)all originals certificates evidencing Pledged Collateral pledged pursuant to Section 3.3, together with any transfer powers or other instruments of transfer, in form and substance acceptable to Agent;

(c)copies of all consents, waivers, notices and other documents set forth on Schedule 5.15(ii);

(d)a certificate of good standing for each Borrower from its jurisdiction of organization and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(e)payment of the Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(f)all certificates of insurance, endorsements, and copies of each insurance policy required pursuant to Section 6.2; and

(g)such other documents as Agent may reasonably request.

Notwithstanding the foregoing, to the extent any of the above closing conditions is set forth on Schedule 7.19, Borrowers may deliver the same when required to be delivered pursuant to Schedule 7.19.

4.2All Advances.  On the Advance Date:

(a)Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), duly executed by Borrower Representative’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b)Agent shall have received the applicable Facility Charge with respect to such Advance.

(c)The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d)At the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(e)Each Advance Request shall be deemed to constitute a representation and warranty by Borrowers on the relevant Advance Date as to the matters specified in subsections (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3No Default.  As of the Closing Date and each Advance Date, (i) no fact or condition exists that could (or could reasonably be expected to, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF Borrowers

Borrowers represent and warrant that:

5.1Organizational Status.  Each Borrower is duly organized, legally existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited liability company or partnership, as the case may be, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Each Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, or as such Borrower has subsequently notified Agent after the Closing Date in accordance with this Agreement (including in any Compliance Certificate).

5.2Collateral.  Each Borrower owns the Collateral free of all Liens, except for Permitted Liens.  Each Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3Consents.  Each Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary action in accordance with Borrower’s Organizational Documents, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of (A) a Borrower’s Organizational Documents, or (B) any, law, regulation, order, injunction, judgment, decree or writ to which a Borrower is subject and which violation would have a Material Adverse Effect and (iv) do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained if such violation or failure to obtain consent or approval would have a Material Adverse Effect.  The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4Material Adverse Effect.  Since the Closing Date, no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5Actions Before Governmental Authorities.  There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of a Borrower, threatened against or affecting a Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6Laws.

(a)Neither any Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  No Borrower is in default in any material respect in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound.

(b)No Borrower is required to be registered as an “investment company” within the meaning of the Investment Company Act based on (i) Section 3(a)(1)(C) of the Investment Company Act, (ii) Rule 3a-1 promulgated under the Investment Company Act or (iii) certain other exemptions or exceptions from registration under the Investment Company Act, other than Sections 3(c)(1) or 3(c)(7) of the Investment Company Act.  No Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Each Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act.  No Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  No Borrower’s nor any of its Subsidiaries’ properties or assets has been used by any Borrower or such Subsidiary or, to any Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.  Each Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted.

(c)None of Borrowers, any of its Subsidiaries or, to Borrower’s knowledge, any of Borrowers’ or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  None of Borrowers, any of its Subsidiaries, or to the knowledge of any Borrower any Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.  None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrowers to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made.  Additionally, any and all financial or business projections provided by a Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrowers, and (ii) the most current of such projections provided to New Parent’s Board, provided that it is understood that the projections are based on assumptions made in good faith but are subject to significant uncertainties and contingencies and that actual results may differ significantly and no assurances are provided by Borrower for any projections made or given.

5.8Tax Matters.  Except to the extent contested in good faith with adequate reserves under GAAP, (a) each Borrower has filed all material federal and state income tax returns and other tax returns that it is required to file, (b) each Borrower has duly paid or fully reserved for all federal and state income Taxes and other material Taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) each Borrower has paid or fully reserved for any material Tax assessment received by such Borrower for the three (3) years preceding the Fourth Amendment Effective Date, if any (including any material Taxes being contested in good faith and by appropriate proceedings).

5.9Intellectual Property Claims.  To Borrowers’ knowledge, each Platform Company is the sole owner of, or otherwise has the right to use, the Intellectual Property material to such Platform Company’s business.  To Borrowers’ knowledge, each of the material Copyrights, Trademarks and Patents is valid and enforceable, no material part of the Intellectual Property of a Platform Company has been judged invalid or unenforceable, in whole or in part, and no claim has been made to a Borrower or, to Borrower’s knowledge, to a Platform Company, that any material part of the Intellectual Property of a Platform Company violates the rights of any third party.  Exhibit D is a true, correct and complete list of all registered Trademarks, Copyrights, Patents of each Borrower, Qualified Subsidiary and, to the best of Borrower’s knowledge, each Platform Company, together with application or registration numbers, as applicable, and of all material agreements under which a Borrower, Qualified Subsidiary or Platform Company licenses Intellectual Property from third parties (other than shrink-wrap software licenses or software licenses available in the ordinary course of business), in each case as of the Closing Date.  No Borrower, Qualified Subsidiary or, to Borrowers’ knowledge, no Platform Company is in material breach of, nor has such Person failed to perform any material obligations under, any material contracts, licenses or agreements and, to Borrowers’ knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10Intellectual Property.  To Borrowers’ knowledge, each Platform Company has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of such Person’s business as currently conducted and proposed to be conducted.  Without limiting the generality of the foregoing, and in the case of licenses, except for restrictions that are unenforceable under Division 9 of the UCC, to Borrowers’ knowledge, each Platform Companies have the right, to the extent required to operate such Platform Company’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of such Platform Company’s business as currently conducted and proposed to be conducted, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and, to Borrowers’ knowledge, each Platform Company owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to such Platform Company’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Products except customary covenants in inbound license agreements and equipment leases where a Platform Company is the licensee or lessee.

5.11Products.  No material Intellectual Property owned by a Borrower, Qualified Subsidiary or, to Borrowers’ knowledge, Platform Company or Product has been or is subject to any actual or, to the knowledge of any Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the owner thereof or that may affect the validity, use or enforceability thereof.  There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Borrower, Qualified Subsidiary or, to Borrowers’ knowledge, Platform Company to grant licenses or ownership interest in any future material Intellectual Property related to the operation or conduct of the business of any Borrower, Qualified Subsidiary or Platform Company or to any Products.  Except as disclosed on Schedule 5.11, no Borrower or, to Borrowers’ knowledge, Platform Company has received any written notice or claim, or, to the knowledge of any Borrower, oral notice or claim, challenging or questioning any Borrower’s, Qualified Subsidiary’s or Platform Company’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to any Borrower’s knowledge, is there a reasonable basis for any such claim.  Neither any use by any Borrower, Qualified Subsidiary or, to Borrowers’ knowledge, by Platform Company, of its respective material Intellectual Property nor the production and sale of Products infringes in any material respect on the Intellectual Property or other rights of others.

5.12Financial Accounts.  Exhibit E, as may be updated by Borrowers in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which a Borrower or any Qualified Subsidiary maintains Deposit Accounts and (b) all institutions at which a Borrower or any Qualified Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name and address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13Employee Loans.  Other than loans constituting Permitted Investments, no Borrower has any outstanding loans to any employee, officer, manager or director of a Borrower, nor has a Borrower guaranteed the payment of any loan made to an employee, officer, manager or director of such Borrower by a third party.

5.14Capitalization and Subsidiaries.  Parent’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto.  As of the Closing Date, no Equity Interests of a Qualified Subsidiary or a Platform Company are owned by a Borrower indirectly through a Subsidiary of such Borrower.  No Borrower owns any stock, partnership interest or other securities of any Person, except for Permitted Investments.

5.15Pledged Collateral; Instruments.  All Equity Interests constituting Pledged Collateral are validly issued, fully paid and non-assessable in all material respects.  The execution, delivery and performance thereof and the pledge of and granting of a security interest in the Pledged Collateral under this Agreement do not contravene any provision of the Organizational Documents of the issuer of such Equity Interests.  All certificates representing a Borrower’s interest in Pledged Collateral have been delivered to Agent, together with duly executed transfer powers or other appropriate instruments of transfer (each in form and substance satisfactory to Agent), duly executed in blank by the applicable Borrower.  As of the Closing Date, Schedule 5.15 sets forth (i) a true and accurate schedule of all Pledged Collateral and all Instruments owned by Borrowers, and (ii) a complete and accurate list of all consents, waivers, amendment or modification or other action to be taken in connection with the grant of the security interest pursuant to the terms of this Agreement in the Pledged Collateral.

5.16Restricted Foreign Subsidiary Voting Rights. No decision or action in any governing document of any Restricted Foreign Subsidiary requires a vote of greater than 50.1% of the Equity Interests or voting rights of such Restricted Foreign Subsidiary.

SECTION 6.  INSURANCE; INDEMNIFICATION

6.1Coverage.  Each Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrowers’ line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrowers must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence.  Borrowers have and agree to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate.  So long as there are any Secured Obligations outstanding, Borrowers shall also cause to be carried and maintained insurance upon the business and assets of Borrower and each of its Subsidiaries, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2Certificates.  Borrowers shall deliver to Agent certificates of insurance that evidence Borrowers’ compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrowers’ insurance certificate shall state Agent (shown as “Hercules Capital, Inc.”, as “Agent”) is an additional insured for commercial general liability, a lender loss payee for all risk property damage insurance, subject to the insurer’s approval, and promptly following any purchase of new or replacement insurance, Borrower shall deliver to Agent certificates of insurance showing Agent as additional insured and a lender loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrowers may acquire from such insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance.  All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests.  Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.  At Agent’s reasonable request, Borrowers shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrowers shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3Indemnity.  Borrowers agree to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct.  In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement, in each case subject to the applicable statute of limitations.  Furthermore, this Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 7.  COVENANTS OF Borrowers

Each Borrower agrees as follows:

7.1Financial Reports.  Borrower Representative shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)if Borrower’s Market Capitalization is less than Seven Hundred Million Dollars ($700,000,000) as of the last day of any calendar month, as soon as practicable after the end of each month (and in any event within forty-five (45) days of such month (sixty (60) days for the months ending March, June, September and December)), unaudited interim and year-to-date financial statements of each Borrower as of the end of such month, including balance sheet and related statements of income and cash flows, all certified by Borrower Representative’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, (i) except for the absence of footnotes, (ii) subject to normal year-end adjustments, and (iii) except for certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)(i) as soon as practicable (and in any event within sixty (60) days or for any fiscal quarter with respect to which a later time period as may be provided by the SEC pursuant to any releases and extensions thereof in connection with reporting delays caused by COVID-19) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter, including balance sheet and related statements of income and cash flows certified by Borrower Representative’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, (A) except for the absence of footnotes, and (B) subject to normal year-end adjustments; and (ii) if Parent changes its accounting practices to perform a quarterly fair value analysis of its Equity Interests, copies of such valuations when completed, if any; and

(c)as soon as practicable (and in any event within one hundred eighty (180) days) after the end of each fiscal year, unqualified audited financial statements (other than a as going concern qualification), prepared on a consolidated basis, including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrowers and reasonably acceptable to Agent, provided that to the extent not required by the Board of New Parent, audited financial statements shall not be required;

(d)(i) if Borrower’s Market Capitalization is less than Seven Hundred Million Dollars ($700,000,000) as soon as practicable (and in any event within forty-five (45) days or sixty (60) days for the months ending March, June, September and December) after the end of each calendar month in which financial statements are delivered pursuant to Section 7.1(a) and (ii) if Borrower’s Market Capitalization is more than Seven Hundred Million Dollars ($700,000,000) as soon as practicable (and in any event within sixty (60) days) after the end of each calendar quarter in which financial statements are delivered pursuant to Section 7.1(b), a Compliance Certificate in the form of Exhibit F;

(e)promptly after the filing thereof, copies of any regular, periodic and special reports or registration statements that New Parent files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(f)at the same time and in the same manner as provided to the members of the Board, (i) a report of any new Investments (by a Borrower or otherwise) made in Platform Companies, (ii) copies of all notices, minutes, consents and other materials that New Parent provides to the members of its Board in connection with meetings of the Board, and (iii) within 30 days after each such meeting, minutes of such meeting, provided that in all cases New Parent may exclude (w) any information that constitutes non-financial trade secrets or non-financial proprietary information, (x) confidential compensation information, (y) any information or materials referred to in clauses (ii) and (iii) that are confidential, and (z) any information or materials referred to in clauses (i) through (iii) that are subject to attorney-client or similar privilege, constitute attorney work product or would potentially create a conflict of interest with Agent or Lender;

(g)financial and business projections and budget promptly following their approval by New Parent’s Board, and in any event, within ninety (90) days after the end of New Parent’s fiscal year and promptly after any material update to such projections or budget is approved by New Parent’s Board, in each case as well as any other budgets, operating plans and other financial information or information with respect to the Collateral or the Platform Companies as may be reasonably requested by Agent;

(h)within twenty (20) Business Days of the acquisition of Collateral consisting of Equity Interests or Instruments, notification thereof, together with such originals and other documents as required pursuant to Section 7.18;

(i)within ten (10) Business Days of (i) the formation of a new Platform Company, (ii) any material amendment, restatement, supplement or other modification of or to any Organizational Document of a Platform Company, and (iii) the entering into of any new material Equity Documents with respect to a Platform Company’s Equity Interests, any material amendment, restatement, supplement or other modification of or to any such Equity Document, copies of such Organizational Documents, Equity Documents or applicable amendment, restatement, supplement or modification, as the case may be;

(j)together with the quarterly financial statements, copies of any loan documents entered into by a Platform Company or any Subsidiary thereof with respect to secured Indebtedness for borrowed money of a Platform Company or such Subsidiary, and any material amendment or other modification thereto, in each case to the extent permitted by law or contract;

(k)promptly after any material amendment, restatement, supplement or other modification to or of any Organizational Document or Equity Document of a Borrower or Qualified Subsidiary, a copy thereof;

(l)within five (5) Business Day of the occurrence of a Prepayment Event, a notification thereof, together with a description of such Prepayment Event, copies of such documents entered into in connection with the transaction giving rise to the Prepayment Event as Agent may reasonably request and calculations in form reasonably acceptable to Agent of the amount of Net Cash Proceeds, if any, arising from such Prepayment Event;

(m)promptly upon any legal process in an amount greater than $2,000,000 affecting the Collateral, a notification thereof;

(n)within three (3) Business Days of the occurrence of any Event of Default, a notification thereof; and

(o)promptly (and in any event within three (3) Business Days), notice if a Borrower or any Subsidiary has knowledge that a Borrower, or any Subsidiary or Affiliate of a Borrower, is listed on the OFAC Lists or (a) is convicted of, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Notwithstanding the foregoing, documents required to be delivered under this Article 7 may be delivered electronically and shall be deemed delivered when Borrower posts a link to such publicly disclosed documents on its website.

No Borrower shall make any change in its (a) accounting policies or reporting practices other than to the extent required or otherwise contemplated by GAAP or other applicable regulatory requirements, or (b)  fiscal years or fiscal quarters.  The fiscal year of each Borrower shall end on December 31.

The executed Compliance Certificate may be sent via email to Agent at legal@herculestech.com with a copy to hbhalla@htgc.com and nshah@htgc.com.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to legal@herculestech.com with a copy to hbhalla@htgc.com; and nshah@htgc.com, provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: BridgeBio Pharma LLC.

7.2Management Rights.  Borrowers shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of such Borrowers at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than twice per fiscal year.  In addition, any such representative shall have the right to meet with management and officers of such Borrowers to discuss such books of account and records at reasonable times and upon reasonable notice.  In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of such Borrowers concerning significant business issues affecting such

Borrowers.  Such consultations shall not unreasonably interfere with such Borrowers’ business operations.  The parties intend that the rights under this paragraph shall permit Agent or Lender solely the right to provide advice or recommendations and not be deemed to give Agent or Lender any right to exercise control or any rights of operations with respect to Borrower or its business.

7.3Further Assurances.  Each Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral.  Each Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, each Borrower hereby authorizes Agent to execute and deliver on behalf of such Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of such Borrower in accordance with Section 9-504 of the UCC), and each Borrower hereby authorizes Agent, at any time during the existence of an Event of Default, to execute and deliver on behalf of such Borrower any collateral assignments, notices, control agreements, security agreements and other documents without the signature of such Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for such Borrower if such Borrower does not deliver the same within three (3) Business Days of Agent’s request.  Each Borrower shall protect and defend such Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to such Borrower or Agent other than Permitted Liens.

7.4Indebtedness.  No Borrower shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of Cash in lieu of fractional shares in connection with such conversion, (b) with respect to purchase money Indebtedness permitted hereunder to the extent the outright purchase of such equipment would constitute an Investment in a capital asset that is permitted, (c) the foregoing to the extent refinanced with similar Permitted Indebtedness, (d) Indebtedness to the extent permitted pursuant to the terms of any subordination or intercreditor agreement executed by Agent, or (e) as otherwise permitted hereunder or approved in writing by Agent.

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a redemption of Permitted Convertible Debt upon satisfaction of a condition, if any, related to the stock price of New Parent’s common stock set forth in the indenture (or other agreement) governing the Permitted Convertible Debt), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in Cash, common stock of New Parent, Permitted Convertible Debt or, following a merger event or other change of the common stock of New Parent, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not constitute a prepayment of Indebtedness by New Parent for the purposes of this Section 7.4; provided that, New Parent shall not be permitted to issue a redemption notice in respect of Permitted Convertible Debt unless the Redemption Conditions are satisfied at the time of the issuance of such redemption notice; provided further that, notwithstanding the foregoing, the Redemption Conditions shall not apply to any redemption notice pursuant to which New Parent elects to settle (or settles) conversions in connection with such redemption with (i) common stock of New Parent (or other securities or property following a merger event or other change of the common stock of New Parent), (ii) proceeds from the Term Loan Advances and/or any convertible debt so long as the amount of such redemption does not exceed the aggregate outstanding balance of the Term Loan Advances or (iii) Cash in lieu of fractional shares; provided further that, to the extent both (a) the aggregate amount of Cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of Cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Permitted Convertible Debt), the payment of such excess Cash shall not be permitted by the preceding sentence, unless the Cash Settlement Conditions are satisfied at the time of the delivery of the conversion consideration.

7.5Liens.  Each Borrower shall at all times keep the Collateral and all other property and assets used in Borrowers’ business or in which such Borrower now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens).  No Borrower shall agree with any Person other than Agent or Lender not to encumber the Collateral, other than pursuant to Permitted Indebtedness and except for restrictions on the granting of Liens (other than Permitted Liens and the Liens pursuant to the Loan Documents) in a Borrower’s Organizational Documents.

7.6Investments.  No Borrower shall, directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.6 shall not prohibit the conversion by holders of (including any payment upon conversion, whether in Cash, common stock or a combination thereof), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a redemption of Permitted Convertible Debt upon satisfaction of a condition, if any, related to the stock price of New Parent’s common stock set forth in the indenture (or other agreement) governing the Permitted Convertible Debt) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture (or other agreement) governing such Permitted Convertible Debt; provided that, New Parent shall not be permitted to issue a redemption notice in respect of Permitted Convertible Debt unless the Redemption Conditions are satisfied at the time of the issuance of such redemption notice; provided further that, notwithstanding the foregoing, the Redemption Conditions shall not apply to any redemption notice pursuant to which New Parent elects to settle (or settles) conversions in connection with such redemption with (i) common stock of New Parent (or other securities or property following a merger event or other change of the common stock of New Parent), (ii) proceeds from the Term Loan Advances and/or any convertible debt so long as the amount of such redemption does not exceed the aggregate outstanding balance of the Term Loan Advances or (iii) Cash in lieu of fractional shares; provided further that, to the extent both (a) the aggregate amount of Cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Permitted Convertible Debt), the payment of such excess Cash shall not be permitted by the preceding sentence, unless the Cash Settlement Conditions are satisfied at the time of the delivery of the conversion consideration.

Notwithstanding the foregoing, New Parent may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of New Parent’s common stock and/or a different series of Permitted Convertible Debt and/or by payment of Cash (in an amount that does not exceed the proceeds received by New Parent from the substantially concurrent issuance of shares of New Parent’s common stock and/or Permitted Convertible Debt plus the net cash proceeds, if any, received by New Parent pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, for the avoidance of doubt, New Parent may exercise or unwind or terminate early (whether in Cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

Notwithstanding the foregoing, New Parent may repurchase its common stock with a portion of the proceeds from the sale of Permitted Convertible Debt.

7.7Distributions.  No Borrower shall (a) repurchase or redeem any class of stock or other Equity Interest of Borrower or a Qualified Subsidiary other than repurchases described in clauses (c), (t), and (u) of the defined term “Permitted Investments”; (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except for (i) distributions of Net Cash Proceeds, to the extent Agent shall have waived the application of any portion of such Net Cash Proceeds to the mandatory prepayment and to the extent Agent has consented to the distribution in respect of any portion of such Net Cash Proceeds to Parent’s members, (ii) distributions of proceeds received by Parent from an initial public offering of Parent’s common stock on a recognized national or international exchange, (iii) payments and distributions to Parent and/or New Parent, on or prior to each estimated tax payment date as well as each other applicable due date, in an amount that permits the payment of any Tax liabilities (including estimated Taxes) of New Parent, Parent and its Subsidiaries during the relevant period, including any Tax liabilities of any consolidated, affiliated, or unitary group of which New Parent, Parent or any of its Subsidiaries are a member (including a consolidated group within the meaning of Section 1504 of the Code), (iv) any payments made by a Borrower to New Parent pursuant to the Board-approved tax sharing agreement between New Parent and such Borrower in effect as of the Fourth Amendment Effective Date, or (v) subject to satisfaction of the Equity Cash Payment Conditions, any payments made by New Parent related to a tender offer as permitted in accordance with any equity exchange program involving the issuance of equity awards under New Parent’s equity incentive plans; (c) lend money to any employees, officers, managers or directors or guarantee the payment of any such loans granted by a third party in excess of $500,000 in the aggregate; or (d) waive, release or forgive any Indebtedness owed by any employees, officers, managers or directors in excess of $250,000 in the aggregate.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders of (including any Cash payment upon conversion), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a redemption of Permitted Convertible Debt upon satisfaction of a condition, if any, related to the stock price of New Parent’s common stock set forth in the indenture (or other agreement) governing the Permitted Convertible Debt) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture (or other agreement) governing such Permitted Convertible Debt; provided that, New Parent shall not be permitted to issue a redemption notice in respect of Permitted Convertible Debt unless the Redemption Conditions are satisfied at the time of the issuance of such redemption notice; provided further that, notwithstanding the foregoing, the Redemption Conditions shall not apply to any redemption notice pursuant to which New Parent elects to settle (or settles) conversions in connection with such redemption with (i) common stock of New Parent (or other securities or property following a merger event or other change of the common stock of New Parent), (ii) proceeds from the Term Loan Advances and/or any convertible debt so long as the amount of such redemption does not exceed the aggregate outstanding balance of the Term Loan Advances or (iii) Cash in lieu of fractional shares; provided further that, to the extent both (a) the aggregate amount of Cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of Cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Permitted Convertible Debt), the payment of such excess Cash shall not be permitted by this clause (i), unless the Cash Settlement Conditions are satisfied at the time of the delivery of the conversion consideration, or (ii) the entry into (including the payment of premiums in connection therewith) or any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction; provided that, to the extent Cash is required to be paid under a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by New Parent (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such Cash shall not be permitted by this clause (ii), unless the Cash Payment Conditions are satisfied at the time of the payment.

Notwithstanding the foregoing, New Parent may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of New Parent’s common stock and/or a different series of Permitted Convertible Debt and/or by payment of Cash (in an amount that does not exceed the proceeds received by New Parent from the substantially concurrent issuance of shares of New Parent’s common stock and/or Permitted Convertible Debt plus the net Cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, for the avoidance of doubt, New Parent may exercise or unwind or terminate early (whether in Cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

Notwithstanding the foregoing, New Parent may repurchase its common stock with a portion of the proceeds from the sale of Permitted Convertible Debt.

7.8Transfers.  Except for Permitted Transfers, no Borrower shall voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9Mergers or Acquisitions.  No Borrower shall merge or consolidate with or into any other Person, except (i) that any Subsidiary of a Borrower may merge with, consolidate with or into, dissolve or liquidated into a Borrower, provided, that such Borrower shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to maintain perfected Liens on the Equity Interests of the surviving entity and other Pledged Collateral in favor of Agent shall have been completed in accordance with the terms of this Agreement, provided, further, that such Borrower must be the continuing or surviving entity and (ii) any Borrower may merge with, consolidate with or into, dissolve or liquidated into another Borrower.

7.10Taxes.  Each Borrower and each Qualified Subsidiary shall pay when due all material Taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against a Borrower or the Collateral or upon a Borrower’s ownership, possession, use, operation or disposition thereof or upon a Borrower’s rents, receipts or earnings arising therefrom, unless the same are being contested in good faith and by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Qualified Subsidiary.  Each Borrower shall file on or before the due date therefor all material personal property Tax returns in respect of the Collateral.

7.11Certain Changes.  No Borrower shall:

(a)suffer a Change in Control;

(b)change its jurisdiction of organization, organizational form or legal name without twenty (20) days’ prior written notice to Agent;

(c)relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America;

(d)amend, restate, supplement or otherwise modify the terms of the Organizational Documents of a Borrower or Qualified Subsidiary if the effect of such change could be expected to be materially adverse to the interests of Agent or Lender; or

(e)suffer any Investments in Equity Interests of a Platform Company to be held, directly or indirectly by a Subsidiary of New Parent that is not organized under the laws of the United States or any state or territory thereof.

7.12Deposit Accounts.  No Borrower shall maintain any Deposit Accounts, or accounts holding Investment Property, except for Excluded Accounts and accounts with respect to which Agent has an Account Control Agreement, provided, that Borrowers shall have sixty (60) days following the establishment or acquisition of any new Deposit Account or account holding Investment Property (other than Excluded Accounts) to enter into and cause each applicable depository or securities intermediary to enter into, an Account Control Agreement.

7.13Qualified Subsidiaries; Platform Companies.

▪

Borrower Representative shall, within thirty (30) days of formation, cause any Qualified Subsidiary to execute and deliver to Agent a Joinder Agreement.  Prior to the execution and delivery of a Joinder Agreement, Borrowers shall cause any Qualified Subsidiary to comply with the terms of this Agreement applicable to Borrowers.

(a)No Borrower shall suffer the Organizational Documents of any Platform Company or any Qualified Subsidiary, or any of its Equity Document to contain any provision, unless waived, which would restrict, delay or condition the grant of the security interest in the Pledged Collateral as set forth in this Agreement or the exercise of any remedy with respect to the Pledged Collateral, including, without limitation, the exercise of voting rights by Agent or the disposition of the Pledged Collateral after the occurrence and during the continuation of an Event of Default.

(b)Notwithstanding anything to the contrary herein, if Borrowers (x)(i) at any time, draw equal to or more than an aggregate principal amount of $130,000,000 of Term Loan Advances and (ii) fail, at any such time, to maintain Qualified Cash in an amount of not less than $75,000,000 or (y) at any time, draw equal to or more than an aggregate principal amount of $170,000,000 of Term Loan Advances, Borrower Representative shall, within sixty (60) days, cause any Qualified Subsidiary which was not previously a Qualified Subsidiary to execute and deliver to Agent a Joinder Agreement and take all steps reasonably requested by Agent with respect to such Joinder Agreement and the granting of security thereunder, including, without limitation, providing deliverables for each Qualified Subsidiary comparable to those provided on the Closing Date with respect to the Borrowers on the Closing Date, including deliverables of the type described in Section 4.1.

7.14Use of Proceeds.  Each Borrower agrees that the proceeds of the Loans shall be used solely to repay existing Indebtedness (including, without limitation, Indebtedness of Eidos under the Eidos Loan Agreement), pay related fees and expenses in connection with this Agreement and for working capital and general business purposes, including, without limitation, Investments in Platform Companies, repurchases of common stock of New Parent or repurchases or redemptions of Permitted Convertible Debt.  The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.15Compliance with Laws.

(a)Each Borrower shall maintain compliance in all material respect with all applicable laws, rules or regulations, and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrowers’ business; and no Borrower shall become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act.

(b)No Borrower shall, nor shall a Borrower permit any controlled Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  No Borrower shall (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law, nor shall a Borrower knowingly permit any controlled Affiliate to, directly or indirectly do any of the foregoing.

(c)Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by a Borrower, and their respective directors, officers, managers, employees, and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower, and their respective officers and employees and to the knowledge of each Borrower its directors, managers and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(d)None of Borrowers, or any of their respective directors, officers, managers or employees, or to the knowledge of Borrowers, any agent for Borrowers that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.16Intellectual Property.  Each Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property necessary for its continued operations; (ii) promptly advise Agent in writing of material infringements of material Intellectual Property of a Borrower; and Borrower shall use commercially reasonable efforts to prevent any Intellectual Property material to Borrowers’ business from being abandoned, forfeited or dedicated to the public.  If a Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then such Borrower shall on the next Compliance Certificate required to be delivered hereunder provide written notice thereof to Agent and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in such property.  Borrowers shall, together with the delivery of the next Compliance Certificate required to be delivered hereunder, provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property.

7.17Transactions with Affiliates.  No Borrower shall, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of any Borrower on terms that are less favorable to Borrowers, other than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of a Borrower, except that Borrower shall not be subject to the foregoing limitation with respect to (i) issuance of Subordinated Indebtedness or Equity Interests, including to existing investors, (ii) entrance into customary compensation arrangements in the ordinary course of business and approved by the Board, (iii) consummation of any Permitted Transfer expressly contemplated to be entered into between a Borrower and an Affiliate, or (iv) any distribution permitted pursuant to Section 7.7.

7.18Pledged Collateral.  Any Borrower shall, (a) at such Borrower’s expense, promptly execute, acknowledge and deliver all such instruments and take all such actions as Agent from time to time may reasonably request in order to ensure to Agent the benefits of the pledge intended to be created by Section 3.3, shall maintain, preserve and defend the title to the Pledged Collateral and the Lien of the Agent thereon against the claim of any other Person (other than Permitted Liens); (b) with respect to any Equity

Interests of an issuer owned by such Borrower constituting limited liability company membership interests, shall, to the extent it controls such issuer, cause Article 8 of the Uniform Commercial Code of such issuer’s jurisdiction of organization to govern the Equity Interests of such issuer, such Equity Interests to be certificated or otherwise evidenced by an instrument, and shall deliver such certificate or instrument, together with a duly executed transfer power or other instrument of transfer (in form and substance reasonably satisfactory to the Agent) executed in blank, promptly (but in any event within three (3) Business Days after receipt thereof by Borrower) to the Agent; (c) upon acquiring any new Equity Interests constituting Pledged Collateral or Instruments constituting Collateral, within twenty (20) Business Days (i) deliver to Agent an updated Schedule 5.15 hereto, in form reasonably satisfactory to Agent, identifying such additional Equity Interests, which shall be attached to this Agreement, (ii) either deliver or otherwise cause the transfer of such additional Equity Interests or Instruments (including any certificates and duly executed transfer powers or other instruments of transfer executed in blank and in form and substance satisfactory to Agent) to Agent as required under this Agreement or any Loan Document or enter into a control agreement in favor of Agent in form acceptable to Agent with respect thereto, provided that with respect to Equity Interests of a Borrower other than New Parent, to the extent the Organizational Documents of such Borrower do not provide for the issuance of physical stock certificates and as long as no physical stock certificates are issued, Borrowers shall not be required to deliver stock certificates, stock powers or control agreements, and (iii) to the extent related to an Investment in a new Platform Company, deliver an acknowledgement, consent and waiver in substantially the form delivered by the Platform Companies as of the Closing Date.  No Borrower shall enter into any agreement restricting its ability to vote the Equity Interests or assigning or otherwise transferring or restricting its ability to vote the Equity Interests owned by such Borrower other than pursuant to any Loan Document or in connection with voting agreements entered into by holders of Equity Interests in each Platform Company on customary terms for venture capital financings, in each case, which are not designed to impair the pledge or Agent’s exercise of remedies with respect to Pledged Collateral.

7.19Post-Closing Deliveries.  Borrower shall deliver the documents or take the actions as set forth in Schedule 7.19 hereto.

7.20Introductions.  When any Platform Company is considering a secured loan facility, Borrower shall use commercially reasonable efforts to introduce a representative of Agent to the chief financial officer or other appropriate officer of such Platform Company to allow Agent’s representative to present possible lending options to such Platform Company.

7.21Minimum Cash. If, at any time, the aggregate principal amount of Term Loan Advances is (a) equal to or less than $170,000,000, Borrowers shall maintain Qualified Cash in an aggregate amount of not less than $20,000,000, provided that the foregoing clause (a) shall not apply during any period in which the Market Capitalization is at least $750,000,000 and (b) greater than $170,000,000, Borrowers shall maintain Qualified Cash in an aggregate amount of not less than $50,000,000, provided that the foregoing clause (b) shall not apply during any period in which the Market Capitalization is at least $2,000,000,000.

7.22Restricted Foreign Subsidiary Voting Rights. Borrower shall not, and shall not permit any Subsidiary, to amend or modify any governing document of any Restricted Foreign Subsidiary of Borrower, the effect of which is to require a vote of greater than 50.1% of the Equity Interests or voting rights of such entity for any decision or action of such entity.

SECTION 8.  RIGHT TO invest

8.1Lender or its assignee or nominee shall have the right, in its discretion, to participate in the first Subsequent Financing after the Sixth Amendment Effective Date in an amount of up to $5,000,000 on the same terms, conditions and pricing generally afforded to other investors participating in any such Subsequent Financing; provided that with respect to any Subsequent Financing that constitutes a public offering of New Parent, in lieu of the foregoing, New Parent shall use commercially reasonable efforts to cause the managing underwriter(s) in such public offering to offer to Lender the right to such participation.  New Parent shall provide written notice to Lender at least five (5) Business Days prior to the consummation of such Subsequent Financing, and if Lender desires to exercise its right to participate in such Subsequent Financing, Lender shall cooperate to consummate its Investment in such closing within five (5) days of receipt of documentation with respect thereto.  New Parent shall not take any action to avoid or seek to avoid the observance or performance of any of the obligations pursuant to this Section 8.1, but will at all times in good faith assist in the carrying out the same and take all such action as may be necessary or appropriate to protect the rights of Lender hereunder against impairment.  Without limiting the generality of the foregoing, New Parent will obtain all such authorizations, exemptions or consents from any third party or any governmental authority having jurisdiction thereof as may be necessary to enable Parent to perform its obligations under this Agreement.

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1Payments.  Borrowers fail to pay principal, interest and regularly scheduled fee when due under this Agreement or any other Loan Document, or shall pay any other amount due hereunder within three (3) Business Days of the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or a Borrower’s bank if such Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following such Borrowers’ knowledge of such failure to pay; or

9.2Covenants.  A Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among any Borrower, Agent and Lender, and (a) with respect to a Default under any covenant under this Agreement other than the Sections specifically identified in clause (b) hereof, any other Loan Document or any other agreement between any Borrower and Agent or Lender, and such Default continues for more than twenty (20) days, or (b) with respect to a default under any of Sections 6, 7.1, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.17, 7.18, 7.19, 7.21 or 7.22 the occurrence of such Default; or

9.3Material Adverse Effect.  A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect or a “change of control”, “fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Debt (but not “make-whole fundamental change” unless it results in a put right for holders of such Permitted Convertible Debt) has occurred; or

9.4Representations.  Any representation or warranty made by any Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5Insolvency.  Any Borrower or Qualified Subsidiary (i) (A) shall make an assignment for the benefit of creditors; or (B) shall be unable to pay its debts as they become due, or shall become insolvent; or (C) shall file a voluntary petition in bankruptcy; or (D) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (E) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of such Person or of all or any part of the assets or property of such Person; or (F) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (G) any Borrower or Qualified Subsidiary or the Board or majority of the holders of the Equity Interests of the foregoing shall take any action initiating any of the foregoing actions described in clauses (A) through (F); or (ii) either (A) forty-five (45) days shall have expired after the commencement of an involuntary action against any Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of a Borrower, or a Qualified Subsidiary being stayed; or (B) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be appealed within twenty (20) days; or (C) any Borrower, or Qualified Subsidiary shall file any answer admitting or not contesting the material allegations of a petition filed against such Borrower or Qualified Subsidiary in any such proceedings; or (D) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (E) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of the applicable Borrower or Qualified Subsidiary, of any trustee, receiver or liquidator of such Person or of all or any material part of the properties of such Person without such appointment being vacated; or

9.6Attachments; Judgments.  Any material portion of the assets of any Borrower or Qualified Subsidiary is attached or seized, or a levy is filed against any such assets, or a final judgment or judgments is/are entered (in each case to the extent not paid and not covered by independent third party insurance) for the payment of money individually or in the aggregate, of at least $500,000, and there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal, bond or otherwise, is not in effect, or any Borrower or Qualified Subsidiary is enjoined or in any way prevented by court order from conducting any material part its business; or

9.7Other Obligations.  The occurrence of any Default under any agreement or obligation of any Borrower or Qualified Subsidiary involving any Indebtedness in excess of $10,000,000, which could entitle or permit any Person to accelerate such Indebtedness or any early cash payment in excess of $10,000,000 by New Parent or its Affiliate is required, or unwinding or termination occurs with respect to either any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction that requires New Parent or its Affiliate to make net cash payments in excess of $10,000,000 in the aggregate, or any condition giving rise to the foregoing is met, in each case, with respect to which New Parent or its Affiliate is the “defaulting party” under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

SECTION 10.  REMEDIES

10.1General.  Upon and during the continuance of any one or more Events of Default, (i) Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in any Borrower’s name, any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, each Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of any Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on such Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account.  Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Agent shall at the direction of the Required Lenders, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.

Each Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower Representative.  Agent may require any Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, subject to increase in accordance with Section 2.3), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrowers or each of its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3No Waiver.  Agent shall be under no obligation to marshal any of the Collateral for the benefit of any Borrower or any other Person, and each Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4Pledged Collateral.  Upon the occurrence and during the continuation of an Event of Default, (a) at Agent’s election and upon notice to the applicable Borrower, Agent may vote any or all Equity Interests (whether or not the same shall have been transferred into its name or the name of its nominee or nominees) for any lawful purpose, including, without limitation, for the liquidation of the assets of the issuer thereof, and give all consents, waivers and ratifications in respect of the Equity Interests and otherwise act with respect thereto as though it were the outright owner thereof (hereby irrevocably constituting and appointing Agent the proxy and attorney-in-fact of such Borrower, with full power of substitution, to do so); (b) Agent may demand, sue for, collect or make any compromise or settlement Agent deems suitable in respect of any Equity Interests; (c) Agent may sell, resell, assign and deliver, or otherwise dispose of any or all of the Pledged Collateral, for Cash or credit or both and upon such terms at such place or places, at such time or times and to such entities or other persons as Agent deems expedient, all without demand for performance by any Borrower or any notice or advertisement whatsoever except as expressly provided herein or as may otherwise be required by law; (d) Agent may cause all or any part of the Pledged Collateral to be transferred into its name or the name of its nominee or nominees; and (e) at Agent’s election and upon notice thereof to the applicable Borrower, Agent may exercise all membership or partnership, as applicable, rights, powers and privileges to the same extent as the applicable Borrower is entitled to exercise such rights, powers and privileges.  Agent may enforce its rights hereunder without any other notice and without compliance with any other condition precedent now or hereunder imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by each Borrower, to the fullest extent permitted by law).  Each Borrower recognizes that the Agent may be unable to effect a public sale or other disposition of its Equity Interests by reason of certain prohibitions contained in securities laws and other applicable laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers.  Each Borrower agrees that any such private sales may be at prices and other terms less favorable to the seller than if sold at public sales and that such private sales shall not by reason thereof be deemed not to have been made in a commercially reasonable manner.  Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the issuer of Equity Interests to register such securities for public sale under securities laws or other applicable laws, even if such issuer would agree to do so.  In connection with the sale of Pledged Collateral by Agent during the continuation of an Event of Default, each Borrower agrees to use its commercially reasonable efforts to cause each issuer of the Equity Interests contemplated to be sold, to execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all at such Borrower’s expense, all such instruments and documents, and to do or cause to be done all such other acts and things as may be necessary or, in the reasonable opinion of Agent, advisable to exempt such Equity Interests from registration under the provisions of applicable laws, and to make all amendments to such instruments and documents which, in the opinion of Agent, are necessary or advisable, all in conformity with the requirements of applicable laws and the rules and regulations of the Securities and Exchange Commission applicable thereto.

10.5Cumulative Remedies.  The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11.  MISCELLANEOUS

11.1Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)If to Agent:

HERCULES CAPITAL, INC.

Legal Department

Attention:  Chief Legal Officer; Himani Bhalla; Nimesh Shah

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@herculestech.com; hbhalla@htgc.com; nshah@htgc.com
Telephone:  650-289-3060

(b)If to Lender:

HERCULES CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer; Himani Bhalla; Nimesh Shah
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301

email: legal@herculestech.com; hbhalla@htgc.com; nshah@htgc.com
Telephone:  650-289-3060

(c)If to Borrowers:

BridgeBio Pharma LLC

421 Kipling Street
Palo Alto, CA 94301

email: nk@bridgebio.com
Telephone: 650-391-9740

or to such other address as each party may designate for itself by like notice.

11.3Entire Agreement; Amendments.

(a)This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s proposal letter dated April 12, 2018 and the Non-Disclosure Agreement).

(b)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b).  The Required Lenders and Borrowers party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and Borrowers party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lender or of Borrowers hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan Advance, reduce the stated rate of any interest or fee payable hereunder, or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrowers of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrowers, Lender, Agent and all future holders of the Loans.

11.4No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5No Waiver.  The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers.  No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrowers at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and Borrowers and shall survive the execution and delivery of this Agreement.  Section 2.9, Section 6.3 and Section 11.14 shall survive the termination of this Agreement.

11.7Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each Borrower and its permitted assigns (if any).  No Borrower shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrowers, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrowers or a distressed debt or vulture investor (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to a Controlled Investment Affiliate of any Lender or Agent shall be allowed.  Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in the State of California a copy of each assignment delivered to it in connection with any assignment by a Lender, and a register for the recordation of the names and addresses of each Lender, and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrowers, Agent and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrowers and Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8Governing Law.  This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California.  Payment to Agent and Lender by Borrowers of the Secured Obligations is due in the State of California.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents following the exhaustion of all rights with respects to appeals relating thereto.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10Mutual Waiver of Jury Trial / Judicial Reference.

(a)Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF Borrowers, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF

ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY Borrowers AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST a Borrower.  This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrowers and Lender; Claims that arise out of or are in any way connected to the relationship among Borrowers, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11Professional Fees.  Each Borrower promises to pay Agent’s and Lender’s reasonable fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses.  In addition, each Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to a Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to a Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of a Borrower’s estate, and any appeal or review thereof.

11.12Confidentiality.  Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by a Borrower are confidential and proprietary information of Borrowers, if and to the extent such information either (i) is marked as confidential by such Borrower at the time of disclosure, or (ii) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrowers, except that Agent and Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after Default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of any Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of any Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.  Agent’s and Lender’s obligations under this Section 11.12 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.13Assignment of Rights.  Each Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”).  After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Agent or Lender shall relieve any Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Term Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Term Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14Revival of Secured Obligations; Termination.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Borrower for liquidation or reorganization, if any Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations (other than obligations that survive termination) shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and payment in cash to Agent or Lender in cash.  This Agreement and the Loan Documents shall terminate on the payment in full in cash of the Secured Obligations (other than any obligations that specifically survive termination).

11.15Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrowers unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lender and Borrowers.

11.17Agency.

(a)Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrowers and without limiting the obligation of Borrowers to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)Agent in Its Individual Capacity.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)Exculpatory Provisions.  Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(ii)

have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Lender, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)

except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrowers or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

(e)Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Lender or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

(g)Reliance by Agent.  Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties.  In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents.  Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith.  Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.  Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18Publicity.  None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

11.19Multiple Borrowers.

(a)

Borrowers’ Agent.  Each of Borrowers hereby irrevocably appoints Borrower Representative as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan Advance and receiving account statements and other notices and communications to Borrowers (or any of them) from Agent or any Lender.  Agent may rely, and shall be fully protected in relying, on any request for the Term Loan Advance, disbursement instruction, report, information or any other notice or communication made or given by Borrower Representative, whether in its own name or on behalf of one or more of the other Borrowers, and Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected thereby.

(b)

Waivers.  Each Borrower hereby waives:  (i) any right to require Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other Person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Agent or any Indebtedness of Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other Person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other Person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other Person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other Person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other Person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding.  Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations.  If any claim is ever made upon Agent for repayment or recovery of any amount or amounts received by Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to Agent and Lender under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement.  Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which a Borrower may have under any present or future document or agreement with any other Borrower or other Person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)

Consents.  Each Borrower hereby consents and agrees that, without notice to or by such Borrower and without affecting or impairing in any way the obligations or liability of such Borrower hereunder, Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion:  (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of such Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such Person or secured by such Collateral or security, in such manner and order as Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable.  Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations.  Each Borrower further consents and agrees that Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations.  Without limiting the generality of the foregoing, Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)

Independent Liability.  Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent.  Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Agent or any Lender with respect thereto.  Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting Agent to furnish to it any information now or hereafter in Agent’s possession concerning the same or any other matter.

(e)

Subordination.  All Indebtedness of any Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and any Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, Borrowers, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWERS:

BRIDGEBIO PHARMA, INC.
Signature:
Print Name:
Title:

BridgeBio Pharma LLC

Signature:

Print Name:

Title:

BRIDGEBIO SERVICES INC.

Signature:

Print Name:

Title:

SUB20, INC.

Signature:

Print Name:

Title:

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, Borrowers, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:

Print Name:	Zhuo Huang

Title:	Associate General Counsel

LENDER:

HERCULES CAPITAL, INC.

Signature:

Print Name:	Zhuo Huang

Title:	Associate General Counsel

Table of Exhibits and Schedules

Exhibit A:	Advance Request

Attachment to Advance Request

Exhibit B:	Secured Term Promissory Note
Exhibit C:	Name, Locations, and Other Information for Borrowers
Exhibit D:	Patents, Trademarks, Copyrights and Licenses
Exhibit E:	Deposit Accounts and Investment Accounts
Exhibit F:	Compliance Certificate
Exhibit G:	Joinder Agreement
Exhibit H:	ACH Debit Authorization Agreement
Exhibit I-1:	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships)
Exhibit I-2:	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships)
Exhibit I-3:	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships)
Exhibit I-4:	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships)
Schedule 1.1	Commitments
Schedule 1A	Existing Indebtedness
Schedule 1B	Existing Investments
Schedule 1C	Existing Liens
Schedule 5.11	Products
Schedule 5.14	Capitalization
Schedule 5.15	Pledged Collateral; Required Consents
Schedule 7.19	Post-Closing Deliveries

EXHIBIT A

ADVANCE REQUEST

[***]

ACTIVE/109695648.2

EXHIBIT B

SECURED TERM PROMISSORY NOTE

[***]

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWERS

[***]

EXHIBIT D

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

[***]

EXHIBIT E

DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

[***]

EXHIBIT F

COMPLIANCE CERTIFICATE

[***]

EXHIBIT G

FORM OF JOINDER AGREEMENT

[***]

Exhibit H

ACH DEBIT AUTHORIZATION AGREEMENT

[***]

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

[***]

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

[***]

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

[***]

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

[***]